UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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KENNEDY-WILSON HOLDINGS, INC.

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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

April 26, 2019

  Dear Fellow Stockholder,

I cordially invite you to attend the 2019 annual meeting of stockholders of Kennedy-Wilson Holdings, Inc., to be held on Thursday, June 13, 2019, at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We ask that you review these materials carefully.

We hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is extremely important to us and our business. We are pleased to offer multiple options for voting your shares. You may vote via the Internet, by mail, by telephone or in person as described in the accompanying proxy statement.

Thank you for your continued support of Kennedy Wilson, and I look forward to seeing you at the annual meeting.

All the very best,

William J. McMorrow

Chairman and Chief Executive Officer

KENNEDY-WILSON HOLDINGS, INC.

151 S. El Camino Drive

Beverly Hills, California 90212

(310) 887-6400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF KENNEDY-WILSON HOLDINGS, INC.:

The Annual Meeting of the Stockholders of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), will be held on June 13, 2019, at 9:00 a.m. Pacific Time (the “Annual Meeting”), at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California for the following purposes:

1.          To elect four (4) directors to the Board of Directors of the Company to serve for a three-year term and until their successors are duly elected and qualified;

2.          To approve an amendment to the Company’s Second Amended and Restated 2009 Equity Participation Plan, to, among other things, increase the number of shares of the Company’s common stock that may be issued thereunder by an additional 3.3 million shares;

3.          To vote on an advisory, nonbinding proposal to approve the compensation of the Company’s named executive officers;

4.          To ratify the appointment of KPMG LLP as our independent registered accounting firm for the 2019 fiscal year; and

5.          To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record of the Company’s common stock at the close of business on April 24, 2019 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s office at 151 S. El Camino Drive, Beverly Hills, California during the 10-day period preceding the Annual Meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to vote your shares online or sign, date and return the enclosed proxy promptly, or otherwise follow the instructions contained in this proxy statement. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. If you received this proxy statement in the mail, a return envelope is enclosed for your convenience.

We are pleased to use the rules of the Securities and Exchange Commission, or SEC, that allow us to furnish our proxy materials over the Internet. As a result, we are mailing our stockholders a Notice of Internet Availability instead of paper copies of our Proxy Statement and 2018 Annual Report. The Notice of Internet Availability contains instructions on how to access these documents via the Internet. The Notice of Internet Availability also contains instructions on how you can receive a paper copy of our proxy materials, including this proxy statement, our 2018 Annual Report and a proxy card. Stockholders who request paper copies of proxy materials will receive them by mail. This process will conserve natural resources and reduce the costs of printing and distributing our proxy materials to our stockholders.

By Order of the Board of Directors,

In Ku Lee
Senior Vice President, Deputy General Counsel and Secretary
Dated: April 26, 2019

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 13, 2019.

Full copies of the proxy statement, the proxy card and the annual report are available on the Internet at ir.kennedywilson.com. If you wish to receive a printed copy of the proxy materials, please follow the instructions set forth in the Notice of Internet Availability. Additional copies may be requested by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212 or (310) 887-6400.

PROXY STATEMENT

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PROXY SUMMARY

Proposal Roadmap

The following proposals will be voted on at the Annual Meeting of the Stockholders:

Proposal	Board Recommendation	For More Information

Proposal No. 1: Election of Directors

To elect four (4) directors to the Board of Directors of the Company to serve for a three-year term and until their respective successors are duly elected and qualified

	For each director	Page 5

Proposal No. 2: Approval of the First Amendment to the Company’s Second Amended and Restated Equity Participation Plan

To approve an amendment to the Company’s Second Amended and Restated Kennedy-Wilson Holdings, Inc. 2009 Equity Participation Plan

	For	Page 54

Proposal No. 3: Say-on-Pay Vote To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers	For	Page 67

Proposal No. 4: Ratification of Appointment of Independent Registered Public Accounting Firm

To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2019 fiscal year

	For	Page 69

2018 Business Highlights

2018 was a record year for Kennedy Wilson across all key financial metrics. We successfully executed our core business plan, which resulted in record levels of GAAP EPS, Adjusted Net Income and Adjusted EBITDA. 2018 performance highlights include (percent change figures below are year-over-year comparisons):

25% increase in GAAP Earnings per Share for a record $1.04 per share	56% increase in adjusted EBITDA* to $713 million

64% increase in adjusted net income* to $397 million	11% increase in common stock dividend per share to $0.84 per annum

46% increase in property net operating income* to $424 million	$2.7 Billion of investment transactions completed by KW and its equity partners

$2.00 per share returned to stockholders in 2018 through common dividends and share repurchases, equating to a total of $289 million

9% Total Shareholder Return in 2018 Outperforming the MSCI World Real Estate Index by approximately 15%

Appointed Five Additional Directors and Lead Independent Director

KW welcomed Trevor Bowen, Richard Boucher, Mary Ricks, John Taylor, Sanaz Zaimi to its Board of Directors (see pages 6–11 for their bios) and the Board of Directors appointed David Minella as the Lead Independent Director

*See Appendix A for a definition of adjusted EBITDA, adjusted net income and property net operating income and a reconciliation of those measures to their most comparable GAAP measure.

Executive Compensation Highlights

The Compensation Committee is committed to evaluating and making changes to our executive compensation and corporate governance practices based on its continual review of current market practices and governance trends, amongst other factors. Based on ongoing discussions with stockholders and in an effort to create additional value for our stockholders, the Company made significant changes to our executive compensation program for 2018. Included in this evaluation was the recasting of our peer group to better reflect the global and unique business that we operate, the implementation of a formulaic cash bonus program tied to multiple operating and financial metrics and the continued grants of performance-based restricted stock, including a hurdle based on total shareholder return (“TSR”), to ensure long-term alignment with our stockholders. As noted throughout this proxy statement, our senior management team developed the 2018 business plan metrics and targets to support our corporate priorities. Final decisions on the design of our 2018 compensation program, however, as well as total compensation for each executive officer, were made by the Compensation Committee.

Among other things, the changes in our 2018 compensation resulted in a rebalancing of our CEO’s and other NEOs’ compensation pay mix to be significantly weighted towards long-term incentive compensation.

In addition to the changes made for 2018, we have made a number of compensation and governance enhancements in recent years, including:

•	Eliminated the cash bonus pool based on Adjusted EBITDA and adopted a formulaic cash bonus program tied to multiple operating and financial metrics

•	Rebalanced the pay mix to be significantly weighted twoards long-term incentive compensation

•	Added a mandatory three-year post vesting holding period on NEO relative TSR restricted stock awards

•	Appointed three additional independent directors and lead independent director

•	Adopted a majority voting standard in uncontested director elections

•	Modified the performance-based restricted stock award to be based on more rigorous and challenging hurdles, including a new relative TSR metric

•	Changed to an annual Say on Pay vote proposal beginning in 2017

•	Adopted a mandatory three-year post-vesting holding period on certain NEO restricted stock awards

•	Eliminated dividends on unearned restricted stock awards

•	Eliminated the “retesting” or “catch-up” features from all restricted stock awards

•	Adopted anti-hedging and anti-pledging policies

•	Adopted robust stock ownership guidelines including 10 times base salary for the CEO

Equity Plan Highlights

Stockholders are being asked to approve an amendment to the Company’s Second Amended and Restated 2009 Equity Participation Plan to increase the number of shares that may be issued thereunder by an additional 3.3 million shares and to eliminate a discretionary accelerated vesting provision (discussed in more detail below), which the Board has adopted (subject to stockholder approval) and unanimously recommends that stockholders approve. We believe that having an equity compensation program is a necessary tool to attract, retain and motivate employees in a highly competitive marketplace and to ensure that our executive compensation is structured in a manner that aligns our executives’ interests with the Company’s success.

The following highlights the key elements of our Second Amended and Restated 2009 Equity Participation Plan and the reasons that we believe that shareholders should vote for Proposal 2.

Reasonable Plan Costs

•  Reasonable number of additional shares requested – 3,300,000 shares requested

•  Awards would not have a substantially dilutive effect (approximately 2.3% of shares outstanding)

•  Estimated duration of increased share reserve of two years

Responsible Grant Practices

•  2.03% three-year average annual burn rate (based on performance shares earned each fiscal year)

•  Annual equity awards granted to our NEOs under the Company’s equity plan are 67% performance-based

•  Beginning in 2018, all KW equity awards granted to our NEOs are subject to a three-year mandatory holding period

•  Allows for share recycling on net-settled restricted stock awards, restricted stock unit awards, performance unit awards and performance share awards – deemed appropriate as returning shares withheld to satisfy tax withholding obligations to the share reserve under the Company’s Second Amended and Restated 2009 Equity Participation Plan has no additional dilutive impact to shareholders

Stockholder-Friendly Plan Features

•  No dividends will be paid on unvested equity awards

•  Minimum one-year vesting requirement on all equity grants, with limited exceptions

•  Prohibits the discretionary accelerated vesting of awards

•  No repricing of options or stock appreciation rights permitted without stockholder approval

•  No cash buyouts of stock options or stock appreciation rights without stockholder approval

•  Limits the grant-date value of awards granted to non-employee directors during any one year to $600,000

•  The Compensation Committee, which consists only of non-employee directors who are “independent” under the listing standards of the NYSE, will administer the plan

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PROXY STATEMENT

This Proxy Statement is being made available to stockholders of Kennedy-Wilson Holdings, Inc. (“we,” “us,” “our,” “Kennedy Wilson” or the “Company”) on or about May 3, 2019, and is furnished in connection with the solicitation of proxies by the Board of Directors of Kennedy Wilson for use at the 2019 annual meeting of stockholders (the “Annual Meeting”) of Kennedy Wilson to be held on Thursday, June 13, 2019 at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares as of the close of business on April 24, 2019 (the “Record Date”). Persons who are not stockholders of record as of the close of business on the Record Date will not be allowed to vote at the Annual Meeting. As of the close of business on the Record Date, a total of 142,590,876 shares of common stock are entitled to vote at the Annual Meeting.

Each share of common stock is entitled to one (1) vote on matters presented at the Annual Meeting. Holders of common stock are not entitled to cumulate their votes for the election of directors.

What am I voting on?

Proposal No. 1: To elect four (4) directors to the Board of Directors of the Company to serve for a three-year term and until their successors are duly elected and qualified.

Proposal No. 2: To approve an amendment to the Company’s Second Amended and Restated 2009 Equity Participation Plan to, among other things, increase the number of shares of the Company’s common stock that may be issued thereunder by an additional 3.3 million shares.

Proposal No. 3: To vote on a non-binding advisory proposal to approve the compensation of the Company’s named executive officers.

Proposal No. 4: To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2019 fiscal year.

Why are you making these materials available over the Internet rather than mailing them?

Under the notice and access rules of the SEC, we are furnishing proxy materials to our stockholders on the Internet rather than mailing printed copies of those materials to each stockholder. This will help us conserve natural resources and save postage, printing and processing costs. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of our proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how to (1) access and review our proxy materials on the Internet and (2) access your proxy card to vote on the Internet. We anticipate that we will mail the Notice of Internet Availability to our stockholders on or about May 3, 2019.

Our proxy materials are available online at https://www.cstproxy.com/kennedywilson/2019.

How can I have printed copies of the proxy materials mailed to me?

Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability of Proxy Materials. Alternatively, you may request a paper copy the by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212 or (310) 887-6400.

How do I vote by proxy?

If you hold shares directly as a holder of record, you may direct how your shares are voted without attending the Annual Meeting:

●	electronically over the Internet by following the procedures described in the Notice of Internet Availability; or

●	by requesting, completing and submitting a properly signed paper proxy card, as described in the Notice of Internet Availability.

If you are a beneficial owner of shares held in street name, you may vote by proxy via the Internet by following the instructions provided by your brokerage firm, bank, broker-dealer or other similar organization that holds your shares.

What is the difference between a “Holder of Record” and a “Beneficial Owner of Shares Held in Street Name?”

Holder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Co. (“Continental”), you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this proxy statement, our Annual Report, and a proxy card from the Company via Continental.

Beneficial Owner of Shares in “Street Name.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the holder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received the Notice of Internet Availability and a vote instruction form from that organization.

If I am a stockholder of record, how do I cast my vote in person?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person, you may vote via the Internet or by proxy, as described above.

If I hold my shares in street name, how do I cast my vote in person?

Many of our stockholders who hold their shares in street name through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the Internet. These stockholders should review and follow the voting instructions forwarded to them by their nominee.

You also may vote your shares at the Annual Meeting if you attend in person. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your nominee.

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change or revoke my vote after I return my proxy card?

Yes. You can revoke your proxy at any time before it is exercised at the Annual Meeting in any of three ways:

●	by submitting written notice revoking your proxy card to the Secretary of the Company;

●	by submitting another proxy that is later dated and, if by mail, that is properly signed; or

●	by voting in person at the Annual Meeting.

Is any special documentation required to vote in person at the Annual Meeting?

Although we encourage you to vote electronically over the Internet, or alternatively, by requesting, completing and submitting a properly signed paper proxy card, you can attend the Annual Meeting and vote your shares in person.

Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your nominee.

How are votes counted?

We will hold the Annual Meeting if holders representing a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting either submit a proxy or attend the meeting. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

The election of directors under Proposal 1 will be by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions, broker non-votes and withheld votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Proposals 2, 3 and 4 will be approved upon the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Brokers holding shares of common stock in street name who do not receive timely instructions from the beneficial owners of those shares are entitled to vote only on “routine” proposals. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019 (Proposal No. 4) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4. The election of directors (Proposal No. 1), the approval of the amendment to the Company’s Second Amended and Restated 2009 Equity Participation Plan (Proposal No. 2) and the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers for 2018 (Proposal No. 3) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore, there may be broker non-votes on Proposal Nos. 1, 2 and 3.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, by fax, by email or in person. None of these employees will receive any extra compensation for doing this. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to elect each of the directors standing for election at the Annual Meeting.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR SET FORTH HEREIN.

The Company has a classified Board of Directors which is divided into three classes, with each class elected for a term of three years. Each class of the Board of Directors is set forth below:

●	Trevor Bowen, Cathy Hendrickson, John Taylor and Stanley R. Zax in the class to stand for election in 2019;

●	David Minella, Mary Ricks, Jerry Solomon and Sanaz Zaimi in the class to stand for election in 2020; and

●	Richard Boucher, Norman Creighton, William J. McMorrow and Kent Mouton in the class to stand for election in 2021.

Following the recommendation of the Nominating Committee, our Board of Directors has nominated Trevor Bowen, Cathy Hendrickson, John Taylor and Stanley R. Zax for election at the Annual Meeting. The enclosed proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting in the year 2022, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

Directors and Executive Officers

Set forth below is the name, age (as of April 26, 2019) and title of each director, director nominee and executive officer of the Company followed by a summary of each director’s, director nominee’s and executive officer’s background and principal occupations. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” refer to Kennedy-Wilson, Inc. prior to, and Kennedy-Wilson Holdings, Inc. subsequent to, the closing of the merger between Prospect Acquisition Corp. and Kennedy-Wilson, Inc., which was consummated on November 13, 2009.

Name	Age	Position
William J. McMorrow	72	Chairman and Chief Executive Officer
Justin Enbody	38	Chief Financial Officer
Mary Ricks	54	Director and President
Matt Windisch	39	Executive Vice President
Kent Mouton	65	Director and Executive VP, General Counsel
In Ku Lee	38	Senior Vice President, Deputy GC and Secretary
Richard Boucher	60	Director
Trevor Bowen	70	Director
Norman Creighton	83	Director
Cathy Hendrickson	72	Director
David A. Minella	66	Director
Jerry R. Solomon	68	Director
John R. Taylor	68	Director
Sanaz Zaimi	49	Director
Stanley R. Zax	81	Director

William J. McMorrow—Chairman and Chief Executive Officer

Committees: Capital Markets

Mr. McMorrow is Chairman and Chief Executive Officer of the Company. He has held this position since 1988 when he joined the Company. Mr. McMorrow is the architect of the Company’s expansion into real estate related investments and services. In addition to his real estate experience, Mr. McMorrow has more than 17 years of banking experience. Prior to joining the Company, he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bancorp and also has held senior positions with a variety of financial services companies, including eight years as a Senior Vice President of Fidelity Bank. From 2014 to 2017, Mr. McMorrow also served on the board of directors of Kennedy Wilson Europe Real Estate plc (LSE: KWE), a company that was previously externally managed by a subsidiary of the Company. Mr. McMorrow is a Trustee of the University of Southern California, a member of the Executive Board of the USC Lusk Center for Real Estate and a member of the board of directors of the Navy Seal Foundation. In 2012, Mr. McMorrow was selected as one of Southern California’s Real Estate Icons by the Real Estate Forum Magazine. In 2014, Mr. McMorrow received City of Hope’s Spirit of Life Award at the Los Angeles Real Estate and Construction Industries Council’s 2014 Celebration. In 2015, Mr. McMorrow was honored by the Ireland Chamber of Commerce in the United States with the Sir Michael Smurfit Business Achievement Award for his years of leadership and his contributions to Ireland and in May 2017 he was the recipient of the Ellis Island Medal of Honor. In 2018, Mr. McMorrow was selected to receive the Asa V. Call Alumni Achievement Award, the highest alumni honor at the University of Southern California. Mr. McMorrow is involved in numerous charities, including the Navy Seal Foundation, the Rape Treatment Center, and Loyola High School. He received a B.S. in Business and an M.B.A. from the University of Southern California. Mr. McMorrow was selected to serve as a member of our board of directors because of his significant achievements with, and intimate knowledge of, the Company and his extensive experience in real estate and banking.

Justin Enbody—Chief Financial Officer

Mr. Enbody is Chief Financial Officer of the Company. He has held this position since 2012. He is responsible for all aspects of finance and administration for the Company, including strategic planning, accounting, tax, information technology, financial reporting and elements of risk management. He also serves on the Company’s investment committee, which evaluates and approves all of the Company’s investments. Mr. Enbody joined the Company in September 2009 and was the Company’s Controller before becoming Chief Financial Officer. Prior to joining the Company, Mr. Enbody was a vice president with RAFS Inc., an independent financial consulting company which he joined in 2004. Prior to RAFS Inc., Mr. Enbody was a senior associate with KPMG LLP. Mr. Enbody received his Bachelor of Arts from the University of California at Santa Barbara.

Mary Ricks—Director and President

Committees: None

Ms. Ricks is President of the Company and also serves on our board of directors. Prior to her role as President of the Company she served as the President and CEO of Kennedy Wilson Europe, a business she helped establish in 2011. She also serves on the Company’s investment committee. Ms. Ricks joined Kennedy Wilson in 1990 and from 2002 she headed the Company’s commercial investment group as well as ran its operations in Australia and Japan. From 2014 to 2017, Ms. Ricks served on the board of directors of Kennedy Wilson Europe Real Estate Plc, an LSE-listed real estate company that was previously externally managed by a subsidiary of Kennedy Wilson. In 2014 she was selected by PERE as Industry Figure of the Year for Europe and in 2018 she was named by Bisnow as one of the most influential women in real estate across the UK. Ms. Ricks has been named by the L.A. Business Journal as one of the top women in commercial real estate and was featured on the covers of Forum Magazine and Real Estate California recognizing women at the top of the field. Ms. Ricks is a founding board member of the Richard S. Ziman Centre for Real Estate at UCLA; she is also an advisory board member for MetroBank in London. She received a B.A. in Sociology from UCLA. Ms. Ricks was selected to serve as member of our board of directors because of her extensive experience in real estate in the United States and Europe.

Matt Windisch—Executive Vice President

Mr. Windisch is Executive Vice President of the Company. He has held this position since 2012. Mr. Windisch joined the Company in 2006 and oversees the company’s public capital markets activities, business in Japan and retail investment platform. In addition, Mr. Windisch spearheads the Company’s corporate and transaction capital raising, strategic planning and acquisitions analysis. He is also responsible for maintaining the company’s key investor and banking relationships. Prior to joining the Company, he was an associate at JP Morgan Chase, where he held positions in investment banking, strategy and risk management. Mr. Windisch received a B.B.A. in Finance and Accounting from Emory University and an M.B.A. from UCLA’s Anderson School of Management.

Kent Mouton—Director and Executive Vice President, General Counsel

Committees: None

Mr. Mouton is General Counsel of the Company and also serves on our board of directors. He has held the General Counsel position since 2011 when he joined the Company. As General Counsel, Mr. Mouton oversees all legal affairs of the Company and participates in corporate compliance and risk management oversight. Mr. Mouton also has served as a director of the Company since 1995 and currently serves on the Company’s investment committee. Prior to joining the Company, Mr. Mouton was a co-owner and managing partner of Kulik, Gottesman, Mouton & Siegel LLP, a real estate, business and entertainment law firm in Los Angeles. His practice included negotiating, structuring and documenting transactions in commercial real estate acquisitions and dispositions, financing, joint ventures and syndications, leasing and development and general corporate matters. Mr. Mouton is a member of the bar associations of the State of California and was an adjunct professor of real estate law at UCLA Extension for 27 years. In 2012, the Los Angeles Daily Journal named Mr. Mouton as one of the top 30 real estate lawyers in the State of California. Mr. Mouton graduated from the University of California, Los Angeles with a Bachelor of Arts degree in Economics (Summa Cum Laude, Phi Beta Kappa and Dean’s List) and received his law degree from the University of California, Los Angeles. Mr. Mouton was selected to serve as a member of our board of directors because of his experience and knowledge relating to the legal and financial aspects of real estate investments and his significant experience in public and private company advisory and governance activities.

In Ku Lee—Senior Vice President, Deputy General Counsel and Secretary

Mr. Lee is Senior Vice President, Deputy General Counsel and Secretary of the Company. He has held this position since 2013 when he joined the Company.    Mr. Lee heads all of the Company’s public company regulatory and corporate governance matters and currently serves as the Chief Compliance Officer of KW Investment Adviser, LLC. Mr. Lee is also responsible for all legal aspects of the Company’s corporate and transaction capital raising, including public and private offerings of equity and debt. Prior to joining Kennedy Wilson, Mr. Lee served as global corporate counsel at SK Telecom / SK Planet from 2011 to 2013, where he was the lead counsel on multiple cross-border transactions. Prior to such position, Mr. Lee was a senior associate at Latham & Watkins LLP. Mr. Lee is a member of the bar associations of the State of California and Los Angeles County. Mr. Lee received his B.A. in Economics from Occidental College and his J.D. from Cornell Law School.

Richard Boucher—Director

Committees: Capital Markets (Chair)

Mr. Boucher has served as a director of the Company since 2018. Mr. Boucher served as Group Chief Executive Officer and Executive Director of the Bank of Ireland Group from February 2009 until his retirement in October 2017. Mr. Boucher joined the Bank of Ireland Group in 2004 where he also served as the Chief Executive of Retail Financial Services Ireland and as the Chief Executive for Corporate Banking. Prior to joining the Bank of Ireland Group, Mr. Boucher served as Regional Managing Director for Corporate Banking, London and South East England for the Royal Bank of Scotland. Since 2017, Mr. Boucher has also served as a member of the board of directors of Atlas Mara plc (LSE: ATMA), a financial services company that operates in Africa. Mr. Boucher also currently serves as the chairman of Atlas Mara’s renumeration committee and as a member of the risk and audit committees. Since 2018, Mr. Boucher has also served as a member of the board of directors of CRH plc (LSE: CRH), an international building materials company. Mr. Boucher also currently serves as a member of CRH plc’s renumeration, risk and acquisition committees. Since 2017, Mr. Boucher has also served as a member of the board of directors of Eurobank Ergasia SA (Athens: EUROB), a Greek bank and has also served as the chairman of its risk committee and as a member of its audit committee. Mr. Boucher was selected to serve as a member of our board of directors because of his significant experience in business transactions in Europe and his deep understanding of the global capital and financial markets.

Trevor Bowen—Director

Committees: Capital Markets

Mr. Bowen has served as director of the Company since 2018. Mr. Bowen served as a director and part owner of Principle Management Limited, an entertainment management company, from 1996 to 2013. Prior to joining Principle Management Limited, Mr. Bowen served as a partner at KPMG Ireland for 11 years with responsibility for KPMG Ireland’s banking practice. From 2018, Mr. Bowen also served as a member of the board of directors of Ceiba Investments Ltd. (LSE: CBA), an investment company, and has also served as the chairman of its audit committee. From 2004 to 2013, Mr. Bowen also served as a member of the board of directors of Ulster Bank and also served on its risk committee. From 2009 to 2011, Mr. Bowen served as a member of the board of directors of Readymix plc, a building materials company. Mr. Bowen was selected to serve as a member of our board of directors because of his significant experience in the public accounting profession and his extensive and diverse background in business transactions in Europe.

Norman Creighton—Director

Committees: Audit, Compensation and Nominating

Mr. Creighton has served as a director of the Company since 2004. From 1975 to 2001, Mr. Creighton was employed with Imperial Bank, serving as its President and Chief Executive Officer from 1983 to 2001. During Mr. Creighton’s tenure with Imperial Bank, its assets increased from approximately $200 million in 1975 to approximately $7 billion in 2001. Prior to Imperial Bank, Mr. Creighton served as Regional Vice President for Southern Arizona of Great Western Bank from 1971 to 1974. From 1958 to 1971, Mr. Creighton was employed with Arizona Bank, including as Manager of the Tucson Headquarters. Mr. Creighton also served as a member of the board of directors of Square 1 Bank from 2004 to 2015. Mr. Creighton holds a B.S. in banking and finance from the University of Montana. Mr. Creighton was selected to serve as a member of our board of directors because of his extensive experience and knowledge of business, accounting and the banking industry.

Cathy Hendrickson—Director

Committees: Compensation and Nominating (Chair)

Ms. Hendrickson has served as a director of the Company since 2004. Ms. Hendrickson has 44 years of experience in commercial banking. From 1993 to 2010, Ms. Hendrickson served as President and Chief Executive Officer of Bay Cities National Bank. Ms. Hendrickson concurrently served as President and Chief Executive Officer of Peninsula Banking Group, Inc. and sat on the boards of Bay Cities National Bank, Peninsula Banking Group, and Community First Financial Group, Inc. Ms. Hendrickson holds a B.S. in business administration with an emphasis in finance from the University of California, Berkeley. Ms. Hendrickson was selected to serve as a member of our board of directors because of her extensive experience as a high-level executive in the banking and financial industries.

David A. Minella—Director

Committees: Audit, Compensation (Chair), Nominating and Capital Markets

Mr. Minella is currently the Managing Member of Minella Capital Management, a financial services holding company investing in and developing joint venture arrangements in the asset management industry. From 2011 to 2014, Mr. Minella served as the Chief Executive Officer of Aligned Asset Managers, LLC, or Aligned, a financial services holding company. Aligned’s first acquisition was a majority interest in The Townsend Group, a real asset manager and consultant. Mr. Minella served as Prospect Acquisition Corp’s Chairman and Chief Executive Officer from its inception in July 2007 through November 2009 and has served as a director of the Company since November 2007. Between 1997 and March 2007, Mr. Minella served as the Chief Executive Officer and director of Value Asset Management LLC, or VAM, a strategic investment management holding company. At VAM, Mr. Minella was responsible for its overall business strategy, acquisitions and financial results, and under his leadership, VAM acquired a controlling interest in five separate investment management firms. From 1995 to 1997, Mr. Minella was the President and Chief Executive Officer of the asset management division of Liechtenstein Global Trust, or LGT, a wealth and asset management firm, where he was responsible for the overall business strategy and financial results. Mr. Minella originally joined LGT in 1987 as the head of its United States subsidiaries, GT Capital Management and GT Global. Mr. Minella is a member of the Executive Council at Bunker Hill Capital Management, a private equity firm in Boston, Massachusetts, the former Chairman of the board of directors of MDT Advisers LLC and a former board member of the Investment Company Institute. Mr. Minella received a B.S. in accounting from Bentley College. Mr. Minella was selected to serve as a member of our board of directors because of his significant financial industry experience, particularly relating to investment strategies and asset management.

Jerry R. Solomon—Director

Committees: Audit

Mr. Solomon has served as a director of the Company since 2001. Mr. Solomon started his career in the tax department of JK Lasser & Company, or JK Lasser, that later became Touche Ross & Company. After leaving JK Lasser, Mr. Solomon joined a large local CPA firm in the Los Angeles area where he became the partner in charge of the comprehensive business services department as well as the administrative partner in charge of seven partners and 80 staff members. In 1988, Mr. Solomon formed Solomon & Company CPA’s Inc. that later merged with Harold G. Winnett and the firm was renamed Solomon, Winnett &

Rosenfield Certified Public Accountants, Inc. In 2014, Mr. Solomon left the firm of Solomon, Winnett & Rosenfield and started an independent practice specializing in both the real estate and service industries. He consults with high net worth individuals and families in tax and transactional planning. Mr. Solomon received his B.S. Degree in accounting and an M.B.A. from University of California, Berkeley. Mr. Solomon was selected to serve as a member of our board of directors because of his significant experience in the public accounting profession, particularly in the real estate and services industries, and with public and private company advisory and governance activities.

John R. Taylor—Director

Committees: Audit (Chair)

Mr. Taylor has served as a director of the Company since 2018. Beginning in 1973, Mr. Taylor has had extensive experience in providing professional accounting and auditing services to the financial services industry, which includes numerous commercial banks, savings and loans, mortgage banks, mutual funds, trust companies, real estate investment trusts, business development companies and finance companies. Prior to his retirement in 2011, Mr. Taylor served as a senior audit partner in KPMG LLP’s financial services practice group based in Los Angeles, CA. Mr. Taylor practiced in such group at KPMG for a total of 38 years. During his practice, Mr. Taylor served as the lead audit engagement partner on nearly all of KPMG’s significant Southern California publicly held banking and finance clients. Mr. Taylor currently serves on the board of directors of Hope Bancorp, Inc. and its subsidiary Bank of Hope, where he serves on the risk committee and as the chairman of the audit committee. From 2011 to 2017, Mr. Taylor also served on Hope Bancorp’s nominations and corporate governance committee and from 2016 to 2017 served on its executive committee. From 2013 to 2014, Mr. Taylor also served on the board of directors of PennyMac Financial Services, Inc., where he served on the audit committee. Mr. Taylor also serves on the board of the USC-Verdugo Hills Hospital Foundation. Mr. Taylor received his B.S. Degree in Business Accounting from the University of Southern California. Mr. Taylor was selected to serve as a member of our board of directors because of his significant experience in the public accounting profession, particularly in the financial and real estate industries.

Sanaz Zaimi—Director

Committees: None

Ms. Zaimi has served as a director of the Company since 2018. Ms. Zaimi currently serves as the Head of Global Fixed Income, Currencies and Commodities (FICC) Sales, within Bank of America Merrill Lynch (“BofAML”). Based in Paris, Sanaz also serves as CEO of BofA Securities Europe S.A., BofAML’s EU broker-dealer, and Country Executive for France. She joined BofAML in 2010 from Goldman Sachs, where she was a partner and previously held positions at Deutsche Bank and Smith Barney. Ms. Zaimi has extensive industry knowledge, with over two decades of experience in financial markets. Ms. Zaimi served as an Executive Director on the Board of Merrill Lynch International (MLI). She also served as a founder member of the industry’s FICC Market Standards Board (FMSB) until May 2017. Ms. Zaimi currently sits on a number of BofAML’s senior executive committees globally, including the Operating Committee at Bank of America, the Global Banking and Markets (GBAM) Management Committee, the GBAM Global Reputation Risk Committee and the firm’s Global Environment, Social and Governance (ESG) Committee. She actively promotes BofAML’s commitment to diversity and inclusion and personally supports a number of philanthropic organizations focusing on women and children. Ms. Zaimi holds a degree in Economy and Finance and a Masters of Philosophy in Finance from Paris-Sorbonne University. Ms. Zaimi was selected to serve as a member of our board of directors because of her significant experience in business transactions in Europe and her deep understanding of the global capital and financial markets.

Stanley R. Zax—Director

Committees: Capital Markets and Compensation

Mr. Zax has served as a director of the Company since 2010. Mr. Zax was the Chairman and CEO of Zenith National Insurance Corp., or Zenith, a company engaged in insurance and reinsurance, from 1977 to 2012. Zenith was acquired by Fairfax Financial Holdings Limited in 2010. Mr. Zax also served as a director of 1st Century Bank, Los Angeles and the Prostate Cancer Foundation until 2016 and The Center for The Study of the Presidency and Congress in Washington, D.C until 2017. Mr. Zax started his career in 1961 as an associate and later a partner with the Chicago law firm Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as Vice President, General Counsel, Director and Secretary. His association with the insurance industry started in 1973, when he served as President and Chief Executive of Great American Insurance Company. Mr. Zax served as a director of Wynn Resorts Ltd., a holding company of Wynn Las Vegas, and Wynn Macao from October 2002 to May 8, 2007, and as chairman of its audit committee. He served as a Non-Executive Director of Advent Capital (Holdings) Plc, London, England from 1999 to November 10, 2005. Mr. Zax earned a JD in 1961 and a BBA in 1958 from the University of Michigan at Ann Arbor. Mr. Zax was selected to serve as a member of our Board of Directors because of his extensive experience relating to the management and operations of public companies.

Director Compensation

In 2018, each non-employee director received an annual retainer fee of $150,000. The chairpersons of the audit committee, compensation committee and nominating committee received additional annual retainer fees of $20,000, $10,000 and $10,000, respectively. During 2018, each non-employee director also received an annual equity award in the form of 12,500 shares of restricted stock that vest over a three-year period, subject to continued service as a non-employee director through the applicable vesting date.

The following table provides compensation information for the fiscal year ended December 31, 2018 for each non-employee member of our Board of Directors:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards (3)	Option Awards	All Other Compensation (4)	Total
Norman Creighton	$155,556	$231,875	$—	$5,700	$393,131

Cathy Hendrickson	153,611	231,875	—	5,700	391,186

David Minella	143,611	231,875	—	5,700	381,186

Jerry Solomon	143,611	231,875	—	5,700	381,186

Stanley Zax	143,611	231,875	—	5,700	381,186

John Taylor	148,472	231,875	—	—	380,347

Sanaz Zaimi	102,198	231,875	—	—	334,073

Richard Boucher	25,479	—	—	—	25,479

Trevor Bowen	25,479	—	—	—	25,479

—————

(1)	Ms. Ricks and Messrs. McMorrow and Mouton did not receive any director fees during 2018.

(2)

The amounts in this column were prorated beginning January 24, 2018, the date in which the 2018 annual retainer fee was approved and effective. Prior to such date, each non-employee director received an annual retainer fee of $50,000.

(3)

The amounts in this column reflect the aggregate grant date fair value of an award of 12,500 shares of restricted stock granted to each of our non-employee directors in 2018, computed in accordance with ASC Topic 718. Information regarding the valuation assumptions that are used to calculate these values is included in Note 14 of the Company’s financial statements for the fiscal year ended December 31, 2018 contained in the Company’s annual report on Form 10-K. The aggregate number of shares of restricted stock outstanding at December 31, 2018 for each of our non-employee directors is set forth in the table below. Each award of restricted stock held by our non-employee directors will vest either: (i) with respect to 20% of the restricted shares on each of the first through fifth anniversaries of the date of grant, subject to accelerated vesting in the event of a “change in control” (as defined in the Second Amended and Restated 2009 Equity Participation Plan), or the director’s ceasing to serve on the Board by reason of death or disability; or (ii) with respect to 33% of the restricted shares on each of the first through third anniversaries of the date of grant, subject to accelerated vesting in the event of a “change in control” (as defined in the Second Amended and Restated 2009 Equity Participation Plan), or the director’s ceasing to serve on the Board by reason of death or disability.

Mr. Creighton	31,334
Ms. Hendrickson	31,334
Mr. Minella	31,334
Mr. Solomon	31,334
Mr. Zax	31,334
Mr. Taylor	12,500
Ms. Zaimi	12,500
Mr. Boucher	—
Mr. Bowen	—

(4)	Reflects payments of dividends on unvested shares of restricted stock to each non-employee director.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our common stock is listed on the New York Stock Exchange (the “NYSE”). A majority of the members of our Board of Directors must be independent under Section 303A.01 of the listing standards of the NYSE. Section 303A.02 of the NYSE listing standards provides that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the listed company. Our Board of Directors has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in our Corporate Governance Guidelines which can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it:

●	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

●

No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

●

No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

●

No director can be independent if he or she is receiving, or in the last three years has received, more than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

●	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

●

No director can be independent if he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these independence standards and all of the relevant facts and circumstances, our Board of Directors determined that none of the following directors had any material relationship with the Company and, thus, are independent under Section 303A.02 of the listing standards of NYSE: Richard Boucher, Norman Creighton, Cathy Hendrickson, David Minella, Jerry Solomon, John Taylor, Sanaz Zaimi and Stanley R. Zax. In accordance with NYSE rules, a majority of our Board of Directors is independent.

In recommending to our Board of Directors that each non-employee director be found independent, our Nominating Committee reviewed and considered the following relationship over the past three fiscal years:

●

Ms. Zaimi is the Head of Global Fixed Income, Currencies and Commodities Sales at Bank of America Merrill Lynch (“BAML”), which provides credit and other commercial banking services to the Company. BAML also served as a financial adviser to the Company in connection with its acquisition of Kennedy Wilson Europe Real Estate plc in 2017.

All matters relating to the abovementioned relationship fall within the standards set forth in our Corporate Governance Guidelines, including the monetary thresholds set forth in the guidelines. This matter is more fully discussed below under “Certain Relationships and Related Transactions.”

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, safety, employment, political and other risks. Risks are reported to the Board of Directors through the Company’s executive officers, who are responsible for the identification, assessment and management of the Company’s risks. The Board of Directors regularly discusses the risks reported by the Company’s executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.

Our Chief Executive Officer also serves as Chairman of our Board of Directors. Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director that is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer brings Company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which we believe is critical to effective governance. Our Board of Directors appointed David Minella as our lead independent director. As discussed below, Mr. Minella will serve as the chair of all executive sessions of our non-management directors.

To efficiently oversee the Company’s risks, the committees of the Board of Directors are tasked with oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. The Compensation Committee oversees risks related to the Company’s executive compensation policies and practices. The Nominating Committee oversees risks related to the effectiveness of the Board of Directors.

Meetings of the Board of Directors

In 2018, the Board of Directors held eleven meetings. It is our policy to invite our directors and director nominees to attend our Annual Meetings. Nine members of our Board of Directors attended our 2018 Annual Meeting.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and a Capital Markets Committee (beginning January 2019).

Audit Committee

The Audit Committee operates under a written charter. The Audit Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The Audit Committee charter states that the responsibilities of the Audit Committee shall include, among other things, to assist the Board of Directors in monitoring (i) the integrity of the annual, quarterly and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee also reviews and approves all related-party transactions (defined as transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest) and prepares the report required by the rules of the Securities and Exchange Commission, or the SEC, to be included in the Company’s annual proxy statement.

Pursuant to its charter, the Audit Committee meets at least quarterly. The Audit Committee met five times during 2018. The Company does not limit the number of audit committees of other companies on which its Audit Committee members can serve.

The members of the Audit Committee during 2018 were John Taylor (chairman and member since February 2018), Norman Creighton (chairman prior to Mr. Taylor’s appointment as chairman in February 2018), Cathy Hendrickson (until February 2018) and David Minella. As of January 2019, the members of the Audit Committee are John Taylor (chairman), Norman Creighton, David Minella and Jerry Solomon. Each of the above-listed Audit Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.

Our Board of Directors has determined that we have two audit committee financial experts, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), serving on our Audit Committee. John Taylor and Norman Creighton are “audit committee financial experts” and are independent members of our Board of Directors.

Compensation Committee

The members of the Compensation Committee during 2018 are Norman Creighton (chairman until January 2019), Cathy Hendrickson and David Minella. As of January 2019, the members of the Compensation Committee are David Minella (chairman), Norman Creighton, Cathy Hendrickson and Stanley Zax. The Compensation Committee met eight times during 2018. Each of the current members of the Compensation Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Compensation Committee operates under a written charter. The Compensation Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers and, based on such evaluation, reviews and approves the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee may consult with the Chief Executive Officer regarding the amount or form of the compensation for the other executive officers. The Compensation Committee may also form and delegate certain responsibilities to subcommittees. The Compensation Committee also reviews and recommends to the full Board of Directors compensation of directors. The Compensation Committee administers our Second Amended and Restated 2009 Equity Participation Plan.

Nominating Committee

The members of the Nominating Committee are Cathy Hendrickson (chairperson), Norman Creighton and David Minella. Each of the current members of the Nominating Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Nominating Committee met four times during 2018. The Nominating Committee operates under a written charter. The Nominating Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the Nominating Committee is to, among other things, discharge the responsibilities of our Board of Directors relating to the appropriate size, functioning and needs of our Board of Directors, including, but not limited to, recruitment and retention of high-quality board members and the composition and structure of committees of the Board of Directors.

The Nominating Committee will consider director candidates recommended by security holders based upon the policies set forth in the Nominating Committee charter. Stockholders who wish to recommend to the Nominating Committee a candidate for election should send a letter to Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212,

ATTN: Nominating Committee. The letter must set forth certain biographical information regarding the nominees as specified in the Nominating Committee charter. Recommendations by security holders must be received no later than thirty (30) days after the end of the Company’s fiscal year.

Candidates will be reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating Committee believes that the potential nominees must have, the Nominating Committee considers and evaluates each candidate based upon an assessment of certain criteria as set forth in the Nominating Committee charter. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating Committee does not have a formal procedure for identifying or evaluating director nominees except as set forth in the Nominating Committee charter. A potential director nominee recommended by a security holder will not be evaluated any differently than any other potential nominee. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.

Capital Markets Committee

The Board of Directors formed the Capital Markets Committee in January 2019. The members of the Capital Markets are Richard Boucher (chairman), Trevor Bowen, David Minella, William McMorrow and Stanley Zax. A majority of the members of the Capital Markets Committee are independent members of the Board of Directors. The Capital Markets Committee operates under a written charter. The Capital Markets Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the Capital Markets Committee is to provide assistance to the Board of Directors of the Company in monitoring and overseeing the policies and activities of the Company and its subsidiaries relating to the Company’s capital markets activities, including equity and debt offerings. As set forth in the Capital Markets Committee charter, in discharging its responsibilities and duties, among other things, the Capital Markets Committee: (i) reviews management’s plans and recommendations with respect to public equity and debt offerings and recommends any actions to be taken by the Board of Directors that it deems advisable and in the best interests of the Company, (ii) reviews management’s plans and recommendations with respect to corporate mergers and acquisitions and recommends any actions to be taken by the Board of Directors that it deems advisable and in the best interests of the Company; and (iii) unless otherwise specified by the Board of Directors, acts as the pricing or special committee for all public equity and debt offerings to be undertaken by the Company or acts as the transaction committee for all corporate mergers and acquisition transactions to be taken by the Company.

Executive Sessions

Under the NYSE listing company manual, our non-management directors are required to hold regular executive sessions. The chairperson of the executive sessions is David Minella. Interested parties may communicate directly with the presiding director of the executive session or with the non-management directors as a group, by directing such written communication to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212.

Process for Sending Communications to the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors or any individual director must mail a communication addressed to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212. Any such communication must state the number of shares of common stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom communication is directed unless the communication is clearly of a marketing nature or is inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

Code of Ethics

Our Board of Directors has adopted a code of ethics that applies to our directors, officers and employees. A copy of the code of ethics can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended December 31, 2018, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2017, we believe that, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner other than as described herein.

EXECUTIVE COMPENSATION

The following discussion sets forth certain information regarding our executive compensation. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to executive compensation refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of this proxy statement describes the objectives and features of our executive compensation program with respect to those executive officers who constitute our named executive officers (“NEOs”) for fiscal year 2018, as determined under applicable SEC rules. For the fiscal year ended December 31, 2018, our NEOs and their titles were as follows:

Named Executive Officer	Title
William J. McMorrow	Chairman and Chief Executive Officer
Mary Ricks	President(1)
Justin Enbody	Chief Financial Officer
Kent Mouton	Executive Vice President, General Counsel
Matt Windisch	Executive Vice President

(1)	During 2018, Ms. Ricks served as the President and Chief Executive Officer of Kennedy Wilson Europe through August 12, 2018 and thereafter served as our President.

The Compensation Discussion and Analysis includes the following sections:

1	Executive Summary – Summarizes our 2018 compensation program, our unique business model and the evolution of our compensation structure over the past four years

2

Executive Compensation Philosophy and Review Process – Outlines our compensation philosophy and the objectives and roles of each of the Compensation Committee and Chief Executive Officer (“CEO”) in determining the compensation for our executives

3	Fiscal Year 2018 Compensation – Discusses and analyzes the performance factors and specific compensation decisions for fiscal year 2018

4	Elements of Compensation – Provides a more detailed description of each element of our executive compensation program

5	Tax, Accounting and Other Considerations – Outlines the various tax, accounting and other factors that are considered by the Compensation Committee with respect to our executive compensation program

1	Executive Summary

The Compensation Committee is committed to evaluating and making changes to our executive compensation and corporate governance practices based on its ongoing review of current market practices and governance trends, amongst other factors. Based on discussions with stockholders and in an effort to create additional value for our stockholders, the Company made significant changes to our executive compensation program for 2018. Included in this evaluation was the recasting of our peer group to better reflect the global and unique business that we operate, the implementation of a formulaic cash bonus program tied to multiple operating and financial metrics and the continued grants of performance-based restricted stock, including a hurdle based on TSR, to ensure long-term alignment with our stockholders. As noted throughout this proxy statement, our senior management team developed the 2018 business plan metrics and targets to support our corporate priorities. Final decisions on the design of our 2018 compensation program, however, as well as total compensation for each executive officer, were made by the Compensation Committee.

Among other things, the changes in our 2018 compensation resulted in a rebalancing of our CEO’s and other NEO’s compensation pay mix to be significantly weighted towards long-term incentive compensation.

Our Distinctive Public Company Real Estate Business Model

Kennedy Wilson is a global real estate investment company with a unique and global business model that is not directly comparable to most other publicly-traded real estate companies. We own, operate and invest in real estate both on our own and through our investment management platform. To complement our investment business, we also provide real estate services primarily to financial services clients.

Two Key Investment Segments

Balance Sheet Portfolio	Investment Management Platform

• Permanent capital vehicle focused on maximizing property cash flow • Targeting investments with accretive asset management opportunities • Longer-term hold period

•  Complementary platform generating recurring asset management fees and promotes

•  Primary investors include:

•  insurance companies

•  public and private pension plans

•  family office and private equity clients

We are a global company that owns and develops multifamily and commercial properties primarily located in the Western U.S., the U.K. and Ireland. As of December 31, 2018, we have an ownership interest in approximately 53 million square feet of property globally, including 28,613 multifamily rental units.

 Portfolio Overview:

1 Based on Estimated Annual NOI and excludes non-income producing assets.

*See Appendix A for a definition of Estimated Annual NOI, Adjusted Fees and Fee-bearing Capital and a reconciliation of Adjusted Fees to its most comparable GAAP measure.

Our Competitors

Our Company is not directly comparable to most publicly-traded real estate companies, which generally operate less complicated business models, and is more comparable to private equity companies, investment banks and sophisticated family offices with large real estate portfolios.

	Kennedy-Wilson Holdings, Inc.	Traditional Publicly-Traded Real Estate Company Business Model	Private Equity Real Estate Firms
Source and use strategic third-party capital to operate a fund and separate account business to invest in opportunistic and value-add investments
Operate on a global scale
Invest in a diverse array of property types
Engage in significant development and redevelopment activity

Legend:

Fully Engage	Partially Engage	Minimally Engage

In this respect, our true and closest competitors are not traditional real estate operating companies and REITs. Instead, we directly compete with a combination of private equity real estate companies, investment banks and sophisticated family offices, among others, in terms of deal sourcing, accessing third-party capital and the recruitment of talent. Many of these companies operate as privately-held companies or have a real estate platform that is one operating segment where compensation information is not publicly disclosed and not available to directly compare the compensation of our NEOs to that of our closest competitors.

Evolution of Our Compensation Program and Responsiveness to Stockholders

Our Compensation Committee, in consultation with its independent compensation consultant FTI Consulting, Inc., has sought to create a compensation program that (i) provides long-term incentive compensation that is strongly aligned with the long-term interests of our stockholders; (ii) provides our executive officers with long-term incentive compensation and annual cash bonuses that are subject to the attainment of Company performance goals; and (iii) pays our executive officers competitive levels of compensation to retain and motivate our high caliber executive officer team. In our efforts to accomplish these objectives, we have considered the following key factors:

●	The executive officers and our independent directors own approximately 14.7% (as of April 24, 2019) of the Company’s stock, ensuring alignment with the Company’s stockholders; and

●

We directly compete with a combination of private equity companies, investment banks and sophisticated family offices with large real estate portfolios, among others, where the compensation structures provide for a more levered risk-reward model than typically used by public companies.

We are committed to evaluating and making changes to our compensation and corporate governance practices based on our continual review of the factors above. Based on discussions with stockholders, along with our ongoing evaluation of best practices, we have made a number of compensation and governance enhancements in recent years, including:

•	Eliminated the cash bonus pool based on Adjusted EBITDA and adopted a formulaic cash bonus program tied to multiple operating and financial metrics

•	Rebalanced the pay mix to be significantly weighted twoards long-term incentive compensation

•	Added a mandatory three-year post vesting holding period on NEO relative TSR restricted stock awards

•	Appointed three additional independent directors and lead independent director

•	Adopted a majority voting standard in uncontested director elections

•	Modified the performance-based restricted stock award to be based on more rigorous and challenging hurdles, including a new relative TSR metric

•	Changed to an annual Say on Pay vote proposal beginning in 2017

•	Adopted a mandatory three-year post-vesting holding period on certain NEO restricted stock awards

•	Eliminated dividends on unearned restricted stock awards

•	Eliminated the “retesting” or “catch-up” features from all restricted stock awards

•	Adopted anti-hedging and anti-pledging policies

•	Adopted robust stock ownership guidelines including 10 times base salary for the CEO

2	Executive Compensation Objectives and Review Process

Our Company’s compensation program objectives are as follows:

Pay Competitively	Pay-for-Performance	Alignment with Stockholders

Pay our executive officers a competitive level of compensation that best reflects individual performance, overall role and responsibility, and our performance and the performance of our business units	Provide our executive officers with long-term incentive compensation and annual bonuses that are subject to the attainment of Company performance goals

Provide long-term incentive compensation that is strongly aligned with the long-term interests of our stockholders and encourages retention by paying a significant portion of compensation to our executive officers in equity

A significant portion of our NEOs’ compensation is at-risk subject to the Company’s achievement of pre-established performance goals. Consistent with this focus, our compensation program provides our executive officers with long-term incentive compensation and annual bonuses that are subject to the attainment of Company performance goals. We encourage our executives to take a long-term approach by compensating them in restricted equity that vests over a period of three years if the Company meets or exceeds return on equity (“ROE”) and TSR goals, subject to continued employment and additional post-vesting holding periods.

Role of the Compensation Committee

Our Compensation Committee determines the compensation for all of the NEOs employing the following process.

●

It receives input as necessary and appropriate from Company management, including the Chief Executive Officer, other than with respect to his own compensation, and the Compensation Committee’s compensation consultant, as discussed below.

●

Our Chief Executive Officer makes recommendations to the Compensation Committee on the compensation of executive officers who report to him based on his assessment of the achievement of the Company’s strategic plans, the executive’s individual performance and a variety of other factors (such as compensation history, tenure, responsibilities, market data and retention concerns).

●

The Compensation Committee considers these recommendations, the input of our independent compensation consultant as well as its own research to make all final decisions affecting NEO compensation, executive compensation philosophy, policies and plan designs.

Role of the Compensation Consultants

The Compensation Committee has retained an independent compensation consultant to advise it in connection with its responsibilities. During 2018, the Compensation Committee retained FTI Consulting to provide peer group compensation data and market practices and advice with respect to the compensation, annual bonus program and restricted stock awards applicable to executive officers and employment agreements. Additionally, in 2018, FTI Consulting was engaged by the Company to perform public relations advisory services unrelated to executive compensation. The Company paid $301,628 and $120,295 in 2018 to FTI Consulting for executive compensation advisory services and public relations advisory services, respectively. FTI reports to the Compensation Committee any such services and fees annually, in connection with its retention, and upon the reasonable request of the Compensation Committee. The Compensation Committee has determined that FTI Consulting is independent and that there was no conflict of interest between the Company and FTI Consulting during 2018. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended, and the NYSE listing standards.

Use of Peer Group Data

The Compensation Committee, with the assistance of FTI Consulting, reviewed the Company’s peer group in 2018. The Compensation Committee sought to ensure that the peer group reflected our Company’s current dynamics, which combined with our size, global reach, and development and strategic capital platforms, put us in a unique category, making peer group selection that much more challenging. In selecting the Company’s peer group, the Compensation Committee sought to create a blend of diverse companies that would reflect the Company’s unique business model and global scope when viewed in totality.

In assessing potential peers and developing the most appropriate blend of companies, the Compensation Committee took into consideration: (i) publicly-traded real estate companies in the United States and Europe with whom the Company competes for investment opportunities and talent, (ii) peer groups identified for the Company by independent third-parties (including those used by financial service providers and proxy advisory groups) and (iii) the recent Say-on-Pay results of any potential peer.

The companies that make up the Company’s peer group were selected using the following criteria:

–	companies with appropriate size comparison in terms of assets under management and total enterprise value

–	asset managers with real estate portfolios and real estate companies with strategic capital platforms that invest in real estate through funds

–	real estate companies with similarly-skilled executive management teams and a multi-faceted business model

–	real estate companies that participate in real estate development

–	companies that operate in multiple domestic and international markets and invest in multiple asset types

–	at least one European real estate company, as the Company has significant operations and investments in Europe

The Compensation Committee reviewed real estate operating companies, REITs and publicly-traded private equity and asset management firms compared to the criteria listed above. The Compensation Committee selected the following 10 publicly traded companies for the Company’s peer group (in alphabetical order) that met at least three of these criteria. The majority of these peer companies share some, but not all, aspects of our business model, further demonstrating our uniqueness. While no singular company is entirely comparable to KW, we believe that, on a blended basis, our current peer group generally provides an accurate representation of the Company’s operations.

Company	Size (1)	Real Estate	Developer	Global	Strategic Capital (2)
Kennedy-Wilson Holdings, Inc.	✔	✔	✔	✔	✔
Apollo Global Management, LLC		✔		✔	✔
Ares Management Corporation	✔	✔	✔	✔	✔
Essex Property Trust, Inc.	✔	✔	✔
Kilroy Realty Corporation	✔	✔	✔
Land Securities Group plc	✔	✔	✔
Oaktree Capital Group, LLC	✔	✔	✔	✔	✔
Prologis, Inc.		✔	✔	✔	✔
SL Green Realty Corp.	✔	✔	✔		✔
UDR, Inc.	✔	✔	✔		✔
Vornado Realty Trust	✔	✔	✔		✔

(1)	Size is based on assets under management, when available, or total enterprise value as of December 31, 2018
(2)	Strategic capital is based on if the company has a significant fund management and separate account business in which it invests in real estate assets

The above peer group is subject to annual adjustments based on changes at peer companies, including for material changes in business operations.

During 2018, the Compensation Committee utilized peer group compensation data in order for it to understand the reasonableness of the Company’s pay level and structure as compared to the market. Reflecting the Compensation Committee’s view that the Company is not readily comparable to other companies of a similar size in the real estate industry (due, in part, to the Company’s diverse line of businesses, revenue streams and investment type), in determining the overall amounts of compensation to be awarded to the NEOs and the relative portion of compensation to be divided among base pay, bonus, and long-term incentives, the Compensation Committee does not adhere to a specific formula or aim to set compensation at a specified level as compared to specific benchmarking or survey data. Please see the discussion in “Elements of Compensation” below.

Risk Mitigation

Our executive compensation program is designed to achieve an appropriate balance between risk and reward that does not incentivize unnecessary or excessive risk-taking. We believe that our annual cash bonus program and our equity-based compensation program contain appropriate risk mitigation factors, as summarized below:

3	Fiscal Year 2018 Compensation

2018 Financial Performance and Results

2018 was a record year for Kennedy Wilson across all key financial metrics. We successfully executed our core business plan, which resulted in record levels of GAAP EPS, Adjusted Net Income and Adjusted EBITDA. 2018 performance highlights include (percent change figures below are year-over-year comparisons):

●	Record-Breaking Earnings and strong Dividend per Share growth:

–	Record performance for GAAP Net Income to Common Stockholders (up $50 million to $150 million), adjusted EBITDA* (up 56% to $713 million) and adjusted net income (up 64% to $397 million)

–	Achieved a record $1.04 GAAP EPS, a 25% increase from $0.83 in 2017

–	Declared an 11% increase in the common dividend per share at the end of 2018 to $.84 per share

●

Solid Stock Performance and Capital Return: We returned a total of $289 million, equating to approximately $2.00 per share, of capital back to stockholders through dividends and share repurchases. Our common stock produced a 9% total return to stockholders resulting in the outperformance of its benchmark, the MSCI World Real Estate Index, by 15%.

●

Significant Investment Transactions; Development Projects: We and our equity partners completed $2.7 billion of investment transactions and we continued our execution of significant global development and capital improvement projects.

●	Cash from Sales: We generated in excess of $634 million of cash from asset sales, of which $326 million were gains.

●	Increase in Property Operating Performance: Our share of property net operating income increased by 46% to $424 million.

●

Strong Balance Sheet and Liquidity Levels: At year-end, we had $988 million of liquidity, including $488 million of cash and cash equivalents and $500 million of undrawn capacity on our revolving line of credit.

●

Meyers Research Sale: In the fourth quarter of 2018, we sold Meyers Research, our research subsidiary, for $48 million, resulting in a gain of $40 million and over a $15 million reduction in G&A expenses.

* See Appendix A for certain definitions and reconciliations of non-GAAP financial information.

Strong Operating Metrics and Dividend Per Share Growth

The tables and charts presented are as of December 31 of the applicable year. For definitions of terms used throughout this Compensation Discussion and Analysis and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, see Appendix A. Past performance is not necessarily indicative of future performance, and you should not unduly rely on the historical metrics shown above.

Cumulative Total Return Since-IPO

Total Stockholder Returns					KW: Kennedy Wilson Holdings, Inc. S&P: S&P 500 Index Financials: S&P Financials Index World: MSCI World Real Estate Index Peers: Executive Compensation Peer Group Average*

YTD 4/18/2019	1 - Year 12/31/2018	3 - Year 12/31/2018	5 - Year 12/31/2018	Since IPO(1) 12/31/2018

Peers 21%	KW 9%	Financials 30%	S&P 50%	S&P 177%
KW 20%	S&P (4%)	S&P 30%	Financials 48%	Peers 174%
S&P 17%	World (6%)	Peers 19%	Peers 39%	Financials 137%
Financials 15%	Peers (9%)	World 13%	World 32%	KW 122%
World 14%	Financials (13%)	KW (16%)	KW (6%)	World 105%

(1) Date of closing of the merger between Prospect Acquisition Corp. and Kennedy-Wilson, Inc., which was consummated on November 13, 2009

Source: S&P Global Market Intelligence

For definitions of terms used throughout this section of the proxy statement and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, see Appendix A.

*See “Use of Peer Group Data” below for additional details on our peer group.

2018 Compensation Decisions

Key compensation decisions made based on 2018 performance (which included record levels across all key financial metrics as discussed on page 26) include:

●

2018 was a record year for the Company as we continued to successfully execute our core business plan, growing same-property NOI over 5% and continuing to grow our investment management and fee business, while achieving record levels of key financial metrics. The Compensation Committee believed that it was important to reward management for these key performance accomplishments.

●	Our 2018 cash bonus program resulted at the maximum levels of performance for our NEOs as a direct result of our record performance year.

●

The 2018 annual stock grants were allocated using a mix of equity awards, including relative TSR-based performance stock awards (1/3 of the award), ROE-based performance stock awards (1/3 of the award) and retentive restricted stock awards (1/3 of award).

●

The Compensation Committee considered recommendations from the Chairman and CEO in the design of our 2018 compensation program as well as the evaluation of the performance of our executive officers. As discussed above, the Compensation Committee’s independent compensation consultant also provided advice and analysis on the structure and level of executive compensation. Final executive compensation decisions, however, were made by the Compensation Committee.

Please see “Compensation Discussion and Analysis-Compensation Tables” and “Compensation Discussion and Analysis-Elements of Compensation” for further details.

Below is a summary of our NEOs’ actual 2018 compensation as compared to their actual 2017 compensation:

NEO	Year	Salary	Cash Bonus (Incentives)	Stock Award (Grant Date Fair Value)(1)	Other Compensation	Total Compensation
Mr. McMorrow	2018	$1,500,000	$4,500,000	$5,708,664	$1,718,243	$13,426,907
Chairman and CEO	2017	$1,500,000	$10,000,000	$7,069,663	$2,252,509	$20,822,171
	%Change	-	(55%)	(19%)	(25%)	(36%)
Ms. Ricks	2018	$1,093,750(2)	$3,000,000	$4,742,400	$989,140	$9,825,290
President	2017	$1,000,000	$8,000,000	$4,474,500	$1,602,719	$15,077,219
	%Change	9%	(63%)	6%	(39%)	(35%)
Mr. Enbody	2018	$600,000	$1,500,000	$1,932,034	$214,934	$4,246,968
Chief Financial Officer	2017	$600,000	$3,500,000	$1,160,663	$266,220	$5,526,883
	%Change	-	(57%)	66%	(19%)	(23%)
Mr. Mouton	2018	$800,000	$1,400,000	$2,019,966	$482,334	$4,702,300
General Counsel and Director	2017	$800,000	$3,500,000	$1,160,663	$640,689	$6,101,351
	%Change	-	(60%)	74%	(25%)	(23%)
Mr. Windisch	2018	$600,000	$1,800,000	$2,415,166	$266,934	$5,082,100
Executive Vice President	2017	$600,000	$4,000,000	$1,547,550	$455,842	$6,603,392
	%Change	-	(55%)	56%	(41%)	(23%)

(1) Represents the grant date fair value of restricted shares.

(2) Ms. Ricks’ 2018 base salary is shown pro-rated based on the increase to $1,250,000 (from $1,000,000) effective August 13, 2018 upon her promotion to President.

4	Elements of Compensation

With respect to the Company’s NEOs, the three primary elements of compensation are base salary, annual bonuses and long-term incentives. The current base salaries of our NEOs were initially established by our Compensation Committee in 2014 in connection with the employment agreements and amendments that we entered into with our NEOs at that time after considering competitive levels of base pay and a desire to set levels of base pay that are internally equitable and are adjusted periodically to align with changes in each individual’s roles, responsibilities and performance. Similarly, as explained below, 2018 bonus opportunities were set at a level that would provide NEOs with appropriate total cash compensation dependent on Company and individual performance in a manner that reflected their relative levels of contribution as determined by the Compensation Committee in its sole discretion.

Base Salary

Base salary is set to attract and retain executive talent taking into consideration competitive market conditions with respect to comparable companies. Base salary is determined by the level of the position within the Company and the individual’s current and sustained performance results. Base salaries for all NEOs are set by the Compensation Committee, taking into account input as appropriate from the Chief Executive Officer, other than with respect to his own base salary.

In determining the appropriate level of base salary for the NEOs, a number of considerations may be taken into account. Historically, the following are some of the most important factors that have been considered: the number of employees supervised by the officer; the effort expended by the officer in soliciting and bringing new business or capital investments to his or her business unit; the extent to which the officer’s business unit generated new business or new capital; the travel demands placed upon the officer; and the extent to which the officer is engaged in investor relations activities. While these factors are critical to our success, many of them cannot be evaluated quantitatively, so a portion of the evaluations by the Compensation Committee is subjective.

The base salaries for each of the NEOs in 2018 were as set forth below.

Named Executive Officer	2018 Base Salary

William J. McMorrow	$1,500,000

Mary Ricks	1,250,000(1)

Justin Enbody	600,000

Kent Mouton	800,000

Matt Windisch	600,000
(1)	Ms. Ricks received an increase in her annual base salary from $1,000,000 to the current level in August 2018 in connection with her promotion to President of the Company.

Except as described above for Ms. Ricks, none of our NEOs’ base salaries changed during 2018.

Annual Bonus

Our Compensation Committee believes that annual bonuses should play a significant role in motivating executives to undertake efforts that provide increases in stockholder value and that executive officers should be potentially eligible for bonuses that are a significant percentage of base pay and, in the case of the most senior officers, may be a multiple of base pay. The Compensation Committee believes that individual contributions and the financial performance of an NEO’s business unit should be a critical component of his or her bonus calculation and overall Company performance should be factored into the bonus methodology for all NEOs.

2018 Cash Bonus Program

Beginning in 2018, the Company eliminated its historical bonus program, which provided for funding of a bonus pool based on Adjusted EBITDA and replaced it with a more traditional formulaic bonus program tied to the achievement of corporate performance goals (80%) and individual performance (20%), consistent with prevailing market practices. The metrics set forth below are subject to review and change on an annual basis and will be aligned with the business strategy for the upcoming year.

The following table shows the metrics and weightings for the 2018 cash bonus program for all of our NEOs:

2018 Performance Metrics	Weighting	Rationale for Inclusion
GAAP Net Income + KW Share of D&A / Shares Outstanding	40%	Encourages focus on profitability using a per share earnings measure
Cash Generated from Asset Sales	25%	Motivates management to execute capital recycling plan to sell lower return assets and redeploy capital into higher return opportunities
In-place NOI Added from Unstabilized / Development Assets	15%	Motivates management to complete and lease-up unstabilized assets and development projects that generate additional cash flow
Individual Performance	20%	Represents indicators of the executive’s success in fulfilling his or her responsibilities to the Company and in executing the Company’s strategic plan

Each NEO’s incentive cash bonus opportunity for 2018 is based upon a threshold, target and maximum amount (each denominated as a percentage of base salary) as shown in the following table. Whether any of the threshold, target or maximum bonus levels are attained was determined by the Compensation Committee based on the achievement of the criteria described above and the Compensation Committee’s assessment of each executive’s individual performance.

Named Executive Officer	Threshold	Target	Maximum

William J. McMorrow	100%	200%	300%

Mary Ricks(1)	100%	200%	300%

Justin Enbody	82.5%	165%	250%

Kent Mouton	57.5%	115%	175%

Matt Windisch	100%	200%	300%
(1)	Ms. Ricks’ incentive cash bonus opportunity was based on her base salary in effect prior to the August 2018 salary increase discussed above.

The Compensation Committee approved threshold, target and maximum levels for each of the Company performance metrics, which it believed to be challenging and difficult, but achievable with significant effort and skill. The threshold, target and maximum levels of the Company performance metrics for the 2018 cash bonus program, as compared to actual results for each metric (determined by the Compensation Committee following the end of 2018), are shown below:

2018 Performance Metrics	Threshold	Target	Maximum	Actual

GAAP Net Income + KW Share of D&A / Shares Outstanding	$1.30	$1.60	$1.90	$2.49

Cash Generated from Asset Sales	$300.0 mm	$400.0 mm	$500.0 mm	$634 mm

In-place NOI Added from Unstabilized / Development Assets	$10.0 mm	$12.5 mm	$15.0 mm	$19 mm

Subjective/Individual Performance	N/A	N/A	N/A	See below

Given the Company’s extremely successful 2018 financial year, actual results of the 2018 bonus program performance metrics were significantly higher than the rigorous hurdles set in place and exceeded the maximum hurdle for each metric. The 2018 cash bonus program also contained an individual element based on the Compensation Committee’s assessment of the executive’s individual performance during 2018. With respect to the individual performance component, the Compensation Committee considered each NEO’s individual performance and the Company’s overall 2018 accomplishments, including the performance set forth under “2018 Business Highlights”. The Compensation Committee determined that Mr. McMorrow, whose individual performance is most directly tied to Company performance, would receive a maximum payout under the individual performance component based on the Company achieving record results in all key financial metrics. Based on feedback from the CEO, the Compensation Committee determined that each of the other NEOs would receive the maximum amount of his or her individual performance component given the significant contributions each person made to the Company’s 2018 record year and to each of their respective departments and disciplines.

The 2018 annual cash bonuses paid to our NEOs based on the performance results discussed above are as follows:

Named Executive Officer	2018 Cash Bonus Paid

William J. McMorrow	$4,500,000

Mary Ricks	$3,000,000

Justin Enbody	$1,500,000

Kent Mouton	$1,400,000

Matt Windisch	$1,800,000

Long-Term Incentives

Long-term incentives in the form of restricted stock awards are a crucial part of our overall executive compensation program. We believe that this component of the compensation program strongly aligns our NEOs’ interests with the long-term interests of our stockholders and also encourages retention of our highly-skilled employees.

For the NEOs and other key employees, our long-term incentives program is designed to (i) provide for a range of vesting performance levels instead of all-or-nothing, (ii) add more rigor into the performance hurdles, (iii) provide further alignment with stockholder interests by using a relative TSR measure, and (iv) ensure the retention of management in all market cycles. The new program balances each of these objectives by incorporating the following equity vehicles:

Relative TSR Performance Stock Award	ROE Stock Award	Retentive Restricted Stock Award

At-risk equity incentive designed to enhance the pay-for-performance structure and stockholder alignment, while motivating and rewarding senior management for superior relative TSR performance	At-risk equity incentive designed to enhance the pay-for-performance structure, while motivating and rewarding senior management for the achievement of rigorous ROE goals

Structured to retain executives while subjecting recipients to the same market fluctuations as stockholders, thereby motivating management to create long-term value through long-term vesting and holding requirements

The key terms of each of these equity vehicles are as follows:

33.3% of Award	3-year Relative TSR Stock Award

Cliff vesting 3 years after grant date if relative TSR performance hurdles are achieved vs. the MSCI World Real Estate Index and subject to the NEO’s continued employment. Awards will be forfeited for below threshold performance.    Earned awards are required to be held for 3 years following the vesting date.

		RESULT Maximum Target Threshold	HURDLES +1,200bps (150% earned) +0bps (100% earned) -1,200bps (50% earned)
33.3% of Award	ROE Performance Stock Award

3-year annual vesting after grant date, subject to the achievement of ROE hurdles and subject to the NEO’s continued employment. Awards will be forfeited for below threshold performance. Earned awards are required to be held for 3 years following the vesting date.

		RESULT Maximum Target Threshold	HURDLES +12.5% (150% earned) +10.0% (100% earned) +7.5% (50% earned)
33.3% of Award	Retentive Restricted Stock Award	3-year annual vesting after grant date, subject to the NEO’s continued employment. Vested awards are required to be held for 3 years following the vesting date.

The Compensation Committee granted our NEOs the following restricted share awards in April 2018:

Named Executive Officer	Total Equity Award (# of shares at Target)	Relative TSR Stock Award (# of shares at Target)	ROE Performance Stock Award (# of shares at Target)	Retentive Restricted Stock Award (# of shares at Target)	Total Grant Date Fair Value(1)

William J. McMorrow	346,680	115,560	115,560	115,560	$5,708,664

Mary Ricks	288,000	96,000	96,000	96,000	$4,742,400

Justin Enbody	117,330	39,110	39,110	39,110	$1,932,034

Kent Mouton	122,670	40,890	40,890	40,890	$2,019,966

Matt Windisch	146,670	48,890	48,890	48,890	$2,415,166

(1)	Based on the grant date fair value as calculated by an independent third-party appraiser in accordance with FASB ASC Topic 718.

Key Terms of the Relative TSR Stock Awards

Under the terms of the 2018 restricted stock awards granted to our NEOs, the relative TSR restricted shares are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2021 if our TSR equals or exceeds the hurdles set forth below relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

Performance Level	3-Year Relative TSR Hurdle	Payout Percentage

Maximum	+1,200bps	150%

Target	+0bps	100%

Threshold	-1,200bps	50%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. Any shares not earned at the end of the performance period will be forfeited to the extent that the threshold performance level is not achieved. Any earned shares will be subject to an additional post-vesting holding period through the third anniversary of the date on which such shares vest.

Key Terms of the ROE-Based Performance Stock Award

Under the terms of the 2018 restricted stock awards granted to our NEOs, the ROE restricted shares are scheduled to vest one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2019, 2020 and 2021 if our ROE equals or exceeds the hurdles set forth below for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

Performance Level	ROE Annual Hurdle	Payout Percentage

Maximum	12.5%	150%

Target	10.0%	100%

Threshold	7.5%	50%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. Any shares eligible to vest at the conclusion of any fiscal year that are not earned at the end of such year will be forfeited to the extent that the threshold performance level is not achieved. Any earned shares will be subject to an additional post-vesting holding period through the third anniversary of the date on which such shares vest.

As reflected in the payout percentages specified in the tables above for the TSR and ROE restricted shares, we intend for the TSR and ROE restricted shares to vest at maximum level only if we significantly outperform our target goals. However, because these awards are in the form of actual restricted shares, the number of shares subject to each grant is based on the maximum number of shares that may vest under the award (rather than the target number of shares) and the vesting percentages under the terms of our award agreements have been adjusted accordingly, as follows: 100% of such shares vest upon attainment of the applicable performance goals at maximum level, 66.7% vest upon the attainment of the applicable performance goals at target level and 33.3% vest upon the attainment of the applicable performance goals at target level.

Key Terms of the Retentive Stock Awards

Under the terms of the 2018 restricted stock awards granted to our NEOs, the retentive restricted shares are scheduled to vest one-third (1/3) on each of April 26th of 2019, 2020 and 2021, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). Any vested shares will be subject to an additional post-vesting holding period through the third anniversary of the date on which such shares vest.

Other Material Terms of 2018 Restricted Stock Awards

Termination of Service. If an NEO’s employment is terminated by the Company or its subsidiaries without “Cause” or by the NEO for “Good Reason” (each as defined in the award agreement) (a “Qualifying Termination”), then with respect to the retentive restricted shares, the Compensation Committee may, in its sole discretion, provide that such shares shall become fully vested upon such Qualifying Termination; provided, however, that such accelerated vesting shall apply automatically to the retentive restricted shares upon a termination by reason of the NEO’s death or disability. In addition, if an NEO’s employment terminates due to his or her death or disability, then any then-unvested relative TSR restricted shares and ROE restricted shares will remain outstanding and eligible to vest on each subsequent vesting date (without regard to the requirement that such NEO continue in employment through such vesting date) based on the level of attainment of the applicable performance goal(s) following such NEO’s death or disability.

Change of Control. In the event of a Change of Control of the Company (as defined in the Second Amended and Restated 2009 Equity Participation Plan), all then-unvested restricted shares will vest in full as of the date of the Change of Control, subject to the executive’s continued employment until immediately prior to the Change of Control.

No-Sale Period; Transferability. The restricted shares generally will not be transferable unless and until such shares vest. In addition, a grantee may not, without the consent of the Compensation Committee, transfer, sell or otherwise dispose of any vested restricted shares prior to the earlier to occur of (i) the third anniversary of the date on which such shares vest, or (ii) the occurrence of a Change of Control of the Company. The transfer restrictions described in the preceding sentence will not apply to any transfer of shares to the Company, any transfer of shares in satisfaction of applicable withholding obligations with respect to the restricted shares, or any transfer following the termination of a grantee’s employment or engagement with the Company or its subsidiaries (including by will or pursuant to the laws of descent and distribution).

Dividends. Any dividends declared on the Company’s common stock with respect to any unvested restricted shares will not be paid to the grantee on a current basis, but will instead accumulate and be paid to the grantee in a lump sum on the date (if any), and only to the extent, that the underlying restricted shares vest.

Definitions. For purposes of the award agreements:

●

“Cause” has the meaning set forth in the grantee’s employment agreement or similar agreement with the Company or its subsidiaries, or if no such agreement exists, then “Cause” means the occurrence of any of the following events: (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the grantee’s duties, (C) involvement in a transaction which is materially adverse to the Company or its subsidiaries, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or its subsidiaries, or (G) material breach of any provision of the Second Amended and Restated 2009 Equity Participation Plan or the restricted stock award agreement or any other written agreement between the grantee and the Company or its subsidiaries, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

●

“Good Reason” means the voluntary termination of the engagement of the grantee with the Company or its subsidiaries within 6 months of the Company or the Company’s subsidiaries: (1) instructing the grantee to provide services full-time or substantially fulltime at any location not acceptable to the grantee (other than the Company’s main headquarters) that is more than 50 miles from the grantee’s principal place of work and more than 50 miles from the grantee’s principal residence; (2) eliminating or materially reducing the grantee’s duties with the Company or the Company’s subsidiaries or (3) materially reducing the grantee’s base pay (or base compensation).

●

“ROE” means the ratio of (i) for any year, net income before depreciation and amortization, the Company’s share of depreciation and amortization included in income, unconsolidated investments, share-based compensation, merger related expenses, loss on early extinguishment of corporate debt and after net income attributable to noncontrolling interests before depreciation and amortization, to (ii) tangible book equity (calculated as stockholders’ equity less goodwill in accordance with generally accepted accounting principles) for the applicable year.

Other Executive Benefits

NEOs are entitled to employee benefits generally available to all full-time employees (subject to fulfilling any minimum service period). These employee benefits include, among other things, vacation and health and welfare benefits generally available to all employees. We believe these benefits are generally competitive with those offered by similar companies in the markets in which we operate.

The Company’s employees, including the NEOs, participate in a tax-qualified 401(k) plan, pursuant to which the Company may match a certain portion of employee contributions. The Company may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $3,000 for any participant.

In 2018, the Company maintained life insurance policies for each of the NEOs. As described further below under the subheading “Termination and Change in Control Benefits,” the employment agreements between the Company and each of the NEOs provide that in the event an NEO is terminated due to his or her death, such NEO is entitled to receive a certain amount in cash. The employment agreements with each of the NEOs also provide that the Company may discharge its obligations to make such cash payments by paying such amount from proceeds of an insurance policy, the beneficiary of which will be the applicable NEO. Securing such life insurance policies for each of the NEOs, relieved the Company of its cash payment obligations to the NEOs upon their respective deaths, as described under the subheading “Termination and Change in Control Benefits.” The premiums paid by the Company for each of the NEOs’ life insurance policies in 2018 were as follows: Mr. McMorrow: $1.1 million; Mr. Enbody: $104,000; Ms. Ricks: $274,595; Mr. Mouton: $350,000; and Mr. Windisch: $124,000.

In August 2018, the Board of Directors adopted a Corporate Security and Aircraft Policy with respect to the Company’s Chief Executive Officer and the Company’s President. Pursuant to this policy, the Board of Directors requires that the Company’s Chief Executive Officer and the Company’s President use private air travel for both business and personal use for purposes of security, rapid availability and efficiency and communications connectivity. Company-paid private air travel for personal use under such policy is capped at 125 flight hours per year per executive. The Company’s Chief Executive Officer and President recognize imputed taxable income for income tax purposes on their personal use of private aircraft using Standard Industry Fare Level rates pursuant to Internal Revenue Service Regulations and are not provided a tax reimbursement for any personal use of private aircraft.

The Chief Executive Officer also receives an annual car allowance of $18,000. Further details regarding certain benefits are contained in the Summary Compensation Table and accompanying footnotes. These benefits are provided because the Compensation Committee has concluded that they are generally competitive with those provided to comparable executives or provide benefits to the Company which are appropriate in light of their cost.

Employment Agreements

During 2018, the Company was a party to employment agreements with all of the NEOs. Each employment agreement was amended in October 2018 to extend the term thereof for an additional four-year period. Additional information regarding the employment agreements of the NEOs may be found under the subheading below “Termination and Change in Control Benefits.”

Mr. McMorrow. The employment agreement between the Company and Mr. McMorrow, as amended, expires on August 6, 2025 and provides for an annual base salary of $1,500,000. Under the agreement, Mr. McMorrow is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Enbody. The employment agreement between the Company and Mr. Enbody, as amended, expires on December 29, 2023 and provides for an annual base salary of $700,000 (effective January 2019). Under the agreement, Mr. Enbody is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Ms. Ricks. The employment agreement between the Company and Ms. Ricks, as amended, expires on August 6, 2025 and provides for an annual base salary of $1,250,000. Under the agreement, Ms. Ricks is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

In 2014, Ms. Ricks, Kennedy Wilson UK Limited and the Company entered into a letter of understanding providing for a short-term employment assignment located in London. Pursuant to the letter of understanding, which terminated in August 2018 in connection with Ms. Rick’s repatriation to the United States (and promotion to President of the Company), in addition to the base salary described above, Ms. Ricks was provided with an annual reimbursement for UK housing expenses, a monthly reimbursement for US property management expenses, an annual cost of living allowance, and tax equalization. Tax equalization is used to neutralize the tax impact of an international assignment when tax rates differ between an employee’s host and home country. As part of the Company’s tax equalization policy, a hypothetical tax, or the estimated ‘stay-at-home’ tax Ms. Ricks would have paid had she not gone on assignment, was calculated and withheld during each payroll cycle during which she was on assignment in London. Any actual United States or United Kingdom taxes during this period are funded by the Company. Upon completion of Ms. Ricks’ annual income tax returns, a tax equalization calculation is prepared to compare the estimated hypothetical tax retained during the year with her final theoretical ‘stay-at-home’ tax liability resulting in a balance owed either to the Company or Ms. Ricks. Please see “Compensation Tables” for additional details of amounts paid to Ms. Ricks in 2018 under this arrangement (prior to the termination of this arrangement in August 2018).

Mr. Windisch. The employment agreement between the Company and Mr. Windisch, as amended, expires on December 29, 2023 and provides for an annual base salary of $750,000 (effective January 2019). Under the agreement, Mr. Windisch is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Mouton. The employment agreement between the Company and Mr. Mouton, as amended, expires on December 29, 2023 and provides for an annual base salary of $800,000. Under the agreement, Mr. Mouton is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Minimum Ownership Guidelines

The Company’s Board of Directors expects executive officers and non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of stockholders.

Accordingly, beginning in 2018, executive officers are required to hold all restricted stock awards for a three-year period post-vesting. In addition, the Board has established equity ownership guidelines for our executive officers and non-employee directors. The executives and directors are required to hold equity with a value equivalent to a multiple of their salary/annual cash retainer as listed in the table below:

Title	Multiple	Ownership Requirement Met (as of 12/31/2018)

Chairman and Chief Executive Officer	10x Base Salary	Yes

President	4x Base Salary	Yes

Chief Financial Officer	3x Base Salary	Yes

General Counsel	3x Base Salary	Yes

Executive Vice President (NEO)	3x Base Salary	Yes

Other Executive Officers	1.5x Base Salary	Yes

Non-employee Director	3x Annual Cash Retainer	Yes(1)
(1)	Excludes the two directors appointed in October 2018 who remain subject to the grace period for compliance discussed below.

The executive officers and non-employee directors have a grace period for compliance with the minimum ownership guidelines which ends on the later of December 31, 2020 or December 31 of the year in which the fifth anniversary of the executive officer or non-employee director’s appointment or first election to the Board occurs. At the end of the grace period and on each December 31 thereafter, if the executive officer or non-employee director does not hold shares with the requisite minimum equity ownership value, the person will be required to hold all vested equity grants on an after-tax basis until the required ownership level has been satisfied.

As of December 31, 2018, each of the executive officers and non-employee directors were in compliance with the minimum ownership guidelines set forth above.

Anti-Hedging and Anti-Pledging Policies

The Company maintains anti-hedging and anti-pledging policies that prohibit our officers, directors and employees from consummating the following transactions going forward, (i) trading in puts, calls, options or other derivative security in the Company and (ii) pledging the Company’s securities as collateral for margin loans or other similar transactions.

The anti-hedging policy prohibits our officers, directors and employees from hedging against the value of the Company while continuing to own the covered securities without the full risks and rewards of ownership. Such behavior may cause the owner to no longer have the same objectives as the Company and its other stockholders. The anti-pledging policy was implemented because pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to stockholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. In connection with the adoption of this policy, (i) Mr. McMorrow agreed to unwind all pledges currently in place by the end of 2018; and (ii) Ms. Ricks agreed to decrease the amount of her pledges currently in place to 10% of her total holdings in the Company by the end of 2019. As of December 31, 2018, Mr. McMorrow had unwound all pledges of the Company’s stock that were previously in place. Ms. Ricks has pledged 582,000 shares of the Company’s common stock and has plans in place to be in compliance with the terms of the policy by the end of 2019. Mr. Minella’s existing pledging arrangements at the time of adoption of this policy were grandfathered in, with the understanding that no future pledges of Company securities will be permitted.

5	Tax, Accounting and Other Considerations

Section 162(m) of the Tax Code; Tax Deductibility

Section 162(m) of the Internal Revenue Code (the “Tax Code”) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for “covered employees.” Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), compensation that qualified as “performance-based” under Section 162(m) was exempt from this deduction limitation. The Tax Act eliminated this exception for performance-based compensation for tax years beginning after December 31, 2017.

The Tax Act includes a limited grandfather provision, pursuant to which remuneration that is provided pursuant to a written binding contract in effect on November 2, 2017, and which has not been modified in any material respect on or after that date, may remain eligible for the exception for performance-based compensation under Section 162(m) (as in effect prior to the Tax Act).

The Compensation Committee has historically taken into account Section 162(m) in establishing compensation of our executive officers to preserve deductibility to the greatest extent possible and, to the extent available, intends to continue to treat qualified “performance-based” compensation that is grandfathered under the Tax Act as deductible compensation. However, the Compensation Committee retains the discretion and flexibility to award compensation that is not deductible under Section 162(m).

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

Stockholder Say-on-Pay Vote

At our 2018 Annual Meeting of Stockholders, our stockholders approved the compensation of our NEOs, with approximately 80% of the votes cast in favor of the say-on-pay proposal. As discussed throughout this proxy statement, the Compensation Committee periodically reviews and revises the Company’s compensation arrangements with the objective of best aligning those programs with our stockholder interests. In making such changes, the Compensation Committee reviews and considers, among other things, current market practices, governance trends and the results of our non-binding say-on-pay proposal. In addition, the Company periodically solicits feedback from its investors regarding management compensation arrangements in order to ensure that our programs reflect full consideration of investor input.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Submitted by:	David Minella, Chairman
Norman Creighton
Cathy Hendrickson
Stanley Zax
Members of the
Compensation
Committee

Notwithstanding anything to the contrary set forth in any Company filings under the Securities Act or the Exchange Act that incorporate other filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee was established on November 13, 2009 and consists of David Minella (Chairman), Norman Creighton, Cathy Hendrickson and Stanley Zax. No member of the Compensation Committee is (or was during 2018) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

Compensation Policies and Practices As They Relate to the Company’s Risk Management

In connection with the implementation of its compensation philosophy, the Compensation Committee periodically evaluates the Company’s compensation practices in order to determine if the risks arising from such practices are reasonably likely to have a material adverse impact on the Company. The Compensation Committee conducted such an evaluation in 2018 and concluded that the practices were not reasonably likely to have such an impact. In reaching this conclusion, the Compensation Committee considered the structure of the Company’s short and long-term incentive compensation plans (both of which are described above) and noted, among other factors, the fact that restricted stock grants to senior executives tie a significant portion of compensation to the long-term success of the Company, and that the formulaic annual bonus plan includes individual caps and performance metrics that are largely based on the operating performance of the Company. The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Tables

2018 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of our NEOs for the years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary	Bonus	Stocks Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
William J. McMorrow	2018	$1,500,000	—	5,708,664	4,500,000	1,718,243	(2)	$13,426,907
Chairman and Chief	2017	1,500,000	—	7,069,663	10,000,000	2,252,509		20,822,171
Executive Officer	2016	1,500,000	—	5,853,545	10,000,000	1,541,812		18,895,357
Justin Enbody	2018	600,000		1,932,034	1,500,000	214,934	(3)	4,246,968
Chief Financial Officer	2017	600,000	500,000	1,160,663	3,000,000	266,220		5,526,883
	2016	600,000	—	1,197,219	2,500,000	191,325		4,488,544
Mary Ricks	2018	1,093,750	—	4,742,400	3,000,000	989,140	(4)	9,825,290
President	2017	1,000,000	—	4,474,500	8,000,000	1,602,719		15,077,219
	2016	1,000,000	—	4,119,077	8,000,000	922,993		14,042,070
Kent Mouton	2018	800,000	—	2,019,966	1,400,000	482,334	(5)	4,702,300
General Counsel and	2017	800,000	—	1,160,663	3,500,000	640,689		6,101,351
Director	2016	800,000	—	1,429,187	3,000,000	452,406		5,681,593
Matt Windisch	2018	600,000	—	2,415,166	1,800,000	266,934	(6)	5,082,100
Executive Vice President	2017	600,000	500,000	1,547,550	3,500,000	455,842		6,603,392
	2016	600,000	—	1,853,270	3,000,000	256,707		5,709,977

—————

(1)

The values in this column reflect the aggregate grant date fair value of the restricted stock awards computed in accordance with ASC Topic 718. The restricted stock award values for the shares subject to financial performance conditions (the “ROE restricted shares”) are based on the probable outcome at the time of grant which was at the target payout level. The maximum value for the ROE restricted shares assuming the highest level of performance is achieved are $2,813,308, $952,133, $2,337,120, $995,467, and $1,190,227 for Mr. McMorrow, Mr. Enbody, Ms. Ricks, Mr. Mouton and Mr. Windisch, respectively. The fair value of the TSR restricted shares is estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. Information regarding the valuation assumptions used in the calculations is included in Note 14 to the Company’s financial statements for the fiscal year ended December 31, 2018 contained in the Company’s Annual Report on Form 10-K.

(2)

Includes $18,000 in car allowance payments; $3,000 in Company contributions to Mr. McMorrow’s account in the Company’s tax qualified 401(k) savings plan; dividend payments on unvested shares of restricted stock of $500,518; life-insurance premium payments of $1,092,279; and personal air travel expenses in the amount of $104,446, which represents the aggregate incremental cost to the Company for Mr. McMorrow’s personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, and landing fees. As discussed above, for security and efficiency reasons, the Board implemented a policy in 2018 which requires that Mr. McMorrow use private aircraft for all business and personal travel. On occasion, Mr. McMorrow’s guests accompanied him when traveling on the private aircraft. Such travel by guests did not result in any incremental cost to the Company. Please see “Other Executive Benefits” above for additional details.

(3)

Includes $3,000 in Company contributions to Mr. Enbody’s account in the Company’s tax qualified 401(k) savings plan; dividend payments on unvested shares of restricted stock of $107,934; and life-insurance premium payments of $104,000.

(4)

Includes $3,000 in Company contributions to Ms. Ricks’ account in the Company’s tax qualified 401(k) savings plan; payments provided in connection with Ms. Ricks’ overseas assignment, including $54,366 in cost-of-living payments, $120,000 for management of U.S. property, and $179,787 for reimbursement of U.K. occupancy expenses; dividend payments on unvested shares of restricted stock of $304,467; life-insurance premium payments of $274,595; and personal air travel expenses in the amount of $52,925, which represents the aggregate incremental cost to the Company for Ms. Ricks’ personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, and landing fees. As discussed above, for security and efficiency reasons, the Board implemented a policy in 2018 which requires that Ms. Ricks use private aircraft for all business and personal travel. On occasion, Ms. Ricks’ guests accompanied her when traveling on the private aircraft. Such travel by guests did not result in any incremental cost to the Company. Please see “Other Executive Benefits” above for additional details.

(5)	Includes $132,334 of dividend payments on unvested shares of restricted stock; and life-insurance premium payments of $350,000.

(6)

Includes $3,000 in Company contributions to Mr. Windisch’s account in the Company’s tax qualified 401(k) savings plan; dividend payments on unvested shares of restricted stock of $139,934; and life-insurance premium payments of $124,000.

GRANTS OF PLAN BASED AWARDS

The following table provides information about plan based awards granted to our NEOs for 2018.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
William J. McMorrow	04/26/18	—	—	—	57,780	115,560	173,340 (2)	—	1,957,586
	04/26/18	—	—	—	57,780	115,560	173,340 (3)		1,875,539
	04/26/18							115,560	1,875,539
		1,500,000	3,000,000	4,500,000
Justin Enbody	04/26/18	—	—	—	19,555	39,110	58,665 (2)		662,522
	04/26/18				19,555	39,110	58,665 (3)		634,755
	04/26/18							39,110	634,755
		495,000	990,000	1,500,000
Mary Ricks	04/26/18	—	—	—	48,000	96,000	144,000 (2)	—	1,626,240
	04/26/18	—	—	—	48,000	96,000	144,000 (3)		1,558,080
	04/26/18							96,000	1,558,080
		1,000,000	2,000,000	3,000,000
Kent Mouton	04/26/18	—	—	—	20,445	40,890	61,335 (2)		692,676
	04/26/18				20,445	40,890	61,335 (3)		663,645
	04/26/18							40,890	663,645
		460,000	920,000	1,400,000
Matt Windisch	04/26/18	—	—	—	24,445	48,890	73,335 (2)		828,196
	04/26/18				24,445	48,890	73,335 (3)		793,485
	04/26/18							48,890	793,485
		600,000	1,200,000	1,800,000

—————

(1)

Amounts reflect the threshold, target and maximum amounts payable under the Company’s annual bonus plan for 2018. Actual amounts paid to each NEO for 2018 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a more complete description of the Company’s 2018 bonus plan, see “Compensation Discussion and Analysis-Elements of Compensation-Annual Bonus”.

(2)

The amounts in columns (f), (g) and (h) reflect the shares that may vest in the event that the specified relative TSR performance goal is achieved at threshold, target and maximum levels, respectively. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Compensation”.

(3)

The amounts in columns (f), (g) and (h) reflect the shares that may vest in the event that the specified Return on Equity performance goal is achieved at threshold, target and maximum levels, respectively. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Compensation”.

(4)	Represents time-based restricted stock awards granted to the named executive officer during 2018.

(5)

The values in this column reflect the aggregate grant date fair value of the restricted stock awards computed in accordance with ASC Topic 718. The restricted stock award values for the shares subject to financial performance conditions (the “ROE restricted shares”) are based on the probable outcome at the time of grant which was at the target payout level. The fair value of the TSR restricted shares are estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. Information regarding the valuation assumptions used in the calculations are included in Note 14 to the Company’s financial statements for the fiscal year ended December 31, 2018 contained in the Company’s Annual Report on Form 10-K.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our NEOs at December 31, 2018.

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William J. McMorrow	7/18/2014	(3)	—	—	150,000	$2,725,500
	8/31/2016	(4)	—	—	70,834	1,287,054
	11/21/2017	(5)	—	—	85,000	1,544,450
	11/21/2017	(6)	—	—	85,000	1,544,450
	11/21/2017	(7)	56,667	1,029,639	—	—
	12/12/2017	(8)	113,334	2,059,279	—	—
	04/26/18	(9)	—	—	115,560	2,099,725
	04/26/18	(10)	—	—	115,560	2,099,725
	04/26/18	(11)	115,560	2,099,725	—	—
Justin Enbody	7/18/2014	(3)	—	—	35,000	635,950
	8/31/2016	(4)	—	—	16,667	302,839
	11/21/2017	(5)	—	—	22,500	408,825
	11/21/2017	(6)	—	—	22,500	408,825
	11/21/2017	(7)	15,000	272,550	—	—
	04/26/18	(9)	—	—	39,110	710,629
	04/26/18	(10)	—	—	39,110	710,629
	04/26/18	(11)	39,110	710,629	—	—
Mary Ricks	7/18/2014	(3)	—	—	90,000	1,635,300
	8/31/2016	(4)	—	—	40,000	726,800
	11/21/2017	(5)	—	—	50,000	908,500
	11/21/2017	(6)	—	—	50,000	908,500
	11/21/2017	(7)	33,334	605,679	—	—
	12/12/2017	(8)	80,000	1,453,600	—	—
	04/26/18	(9)	—	—	96,000	1,744,320
	04/26/18	(10)	—	—	96,000	1,744,320
	04/26/18	(11)	96,000	1,744,320	—	—
Kent Mouton	7/18/2014	(3)	—	—	40,000	726,800
	8/31/2016	(4)	—	—	21,667	393,689
	11/21/2017	(5)	—	—	22,500	408,825
	11/21/2017	(6)	—	—	22,500	408,825
	11/21/2017	(7)	15,000	272,550	—	—
	04/26/18	(9)	—	—	40,890	742,971
	04/26/18	(10)	—	—	40,890	742,971
	04/26/18	(11)	40,890	742,971	—	—
Matt Windisch	7/18/2014	(3)	—	—	45,000	817,650

8/31/2016	(4)	—	—	21,667	393,689
11/21/2017	(5)	—	—	30,000	545,100
11/21/2017	(6)	—	—	30,000	545,100
11/21/2017	(7)	20,000	363,400	—	—
04/26/18	(9)	—	—	40,890	742,971
04/26/18	(10)	—	—	40,890	742,971
04/26/18	(11)	40,890	742,971	—	—

—————

(1)	Represents restricted stock awards granted to the NEOs which vest based on achievement of specified performance criteria.

(2)	Value is based on the closing price of our common stock of $18.17 on December 31, 2018, as reported on the NYSE.

(3)

The 2014 awards vest over a five-year period from the date of grant with respect to (i) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2014 fiscal year being met and the NEO being employed as of April 15, 2015, (ii) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2015 fiscal year being met and the NEO being employed as of April 15, 2016, (iii) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2016 fiscal year being met and the NEO being employed as of April 15, 2017, (iv) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2017 fiscal year being met and the NEO being employed as of April 15, 2018, and (v) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2018 fiscal year being met and the NEO being employed as of April 15, 2019.

(4)

The 2016 awards granted to the NEOs vest over a three-year period from the date of grant with respect to (i) 33% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2016 fiscal year being met and the NEO being employed as of March 15, 2017, (ii) 33% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2017 fiscal year being met and the NEO being employed as of March 15, 2018, and (iii) 33% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2018 fiscal year being met and the NEO being employed as of April 15, 2019. These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(5)

The 2017 relative TSR restricted shares granted to the NEOs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2020 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

(6)

The 2017 ROE stock awards granted to our NEOs are scheduled to vest one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2018, 2019 and 2020 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(7)

The 2017 retentive restricted stock awards granted to our NEOs vest one-third (1/3) on each of November 21st of 2018, 2019 and 2020, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(8)

The 2017 special KW transaction stock awards vest over a three-year period from the date of grant upon the occurrence of the grantee being an employee of the Company or its subsidiaries as of December 12, 2018, 2019 and 2020. These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(9)

The 2018 relative TSR restricted shares granted to the NEOs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2021 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(10)

The 2018 ROE stock awards granted to our NEOs are scheduled to vest one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2019, 2020 and 2021 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(11)

The 2018 retentive restricted stock awards granted to our NEOs vest one-third (1/3) on each of April 26th of 2019, 2020 and 2021, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the restricted stock awards held by our NEOs that vested during the fiscal year ended December 31, 2018, and the value realized by the NEOs on vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
William J. McMorrow	—	—	447,499	$8,039,797
Justin Enbody	—	—	92,501	1,637,992
Mary Ricks	—	—	273,333	4,922,126
Kent Mouton	—	—	112,501	1,986,742
Matt Windisch	—	—	120,001	2,125,067

(1)	Represents the gross amount of shares that vested during the year ended December 31, 2018 and does not take into account any withholding of shares to settle tax obligations.

(2)	Value realized on vesting of restricted stock awards is based on the closing price of our common stock on the vesting date.

TERMINATION AND CHANGE IN CONTROL BENEFITS

This section describes and quantifies the additional amounts that would be payable to the NEOs in the event of their termination or a change in control of the Company as of December 31, 2018. For this purpose, the closing stock price of $18.17 on the last trading day in 2018, as reported on the NYSE, has been used.

Mr. McMorrow

Mr. McMorrow’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined below) or by Mr. McMorrow for “Good Reason” (as defined below): (i) Mr. McMorrow will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Mr. McMorrow will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest.

Mr. McMorrow’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. McMorrow will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. McMorrow for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. McMorrow. The Company discharged its obligation to pay cash severance to Mr. McMorrow upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. McMorrow. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. McMorrow, “Severance Amount” means an amount equal to (A) three times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. McMorrow, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. McMorrow’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. McMorrow’s severance amount, the value of the equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $4.0 million.

For purposes of the employment agreements with each of the NEOs (as further described below):

●

“Cause” means the occurrence of any of the following events (and the executive’s failure to cure such event(s), to the extent curable, following the executive’s receipt of written notice from the Company): (i) the executive is convicted of, after the exhaustion of all appeals, or pleads guilty or nolo contendere to a charge of the commission of a felony involving moral turpitude; (ii) the executive has engaged in gross neglect or willful misconduct in carrying out his or her duties, which is reasonably expected to result in material economic or material reputational harm to the Company; or (iii) the executive materially breaches any material provision of the employment agreement which is reasonably expected to result in material economic or material reputational harm to the Company.

●

“Good Reason” means the occurrence of any of the following events (and the Company’s failure to cure such event(s) following its receipt of written notice from the executive): (i) the Company instructs the executive to work full-time or substantially full-time at any location that is not acceptable to the executive (other than the Company’s main headquarters or any other Company headquarters within twenty miles of Beverly Hills, California); (ii) the Company eliminates or materially reduces the executive’s responsibilities, authorities or duties; (iii) a Change in Control (as defined below) occurs; (iv) the Company materially reduces the executive’s base compensation or (v) the Company materially breaches the terms of the applicable employment agreement.

●

“Change in Control” shall be deemed to occur upon the first to occur of any of the following events: (i) any person becomes the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) a merger, consolidation or other business combination as a result of which the beneficial ownership of shares or securities representing more than 50% of the total fair market value or total voting power of the Company is acquired by any person; (iii) the sale or disposition of all or substantially all of the Company’s assets to any person; or (iv) within any 12-month period, the incumbent directors of the Company’s board of directors shall cease to constitute at least a majority of the board of directors of the Company, or of any successor to the Company; provided, however, that any director elected to the board of directors, or nominated for election by a majority of the board of directors then still in office, shall be deemed to be an incumbent director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the board of directors (including, but not limited to, any such assumption that results from subsections (i), (ii) or (iii) of this definition).

Mr. Enbody

Mr. Enbody’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Enbody for “Good Reason” (as defined above): (i) Mr. Enbody will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Enbody will receive an amount equal to the “Severance

Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest.

Mr. Enbody’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Enbody will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Enbody for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Enbody. The Company discharged its obligation to pay cash severance to Mr. Enbody upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Enbody. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Enbody, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Enbody, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Enbody’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Enbody’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.5 million.

Ms. Ricks

Ms. Ricks’ employment agreement provides that, in the event her employment with the Company is terminated by the Company without “Cause” (as defined above) or by Ms. Ricks for “Good Reason” (as defined above): (i) Ms. Ricks will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Ms. Ricks will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest.

Ms. Ricks’ employment agreement also provides that in the event that her employment with the Company is terminated by the Company due to her death or disability, (i) Ms. Ricks will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Ms. Ricks for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest.    With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Ms. Ricks. The Company discharged its obligation to pay cash severance to Ms. Ricks upon a termination of her employment with the Company due to her death by purchasing and paying for the premiums of a life insurance policy for Ms. Ricks. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Ms. Ricks, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Ms. Ricks, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Ms. Ricks’ monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Ms. Ricks’ severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $3.0 million.

Mr. Windisch

Mr. Windisch’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Windisch for “Good Reason” (as defined above): (i) Mr. Windisch will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Windisch will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest.

Mr. Windisch’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Windisch will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Windisch for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Windisch. The Company discharged its obligation to pay cash severance to Mr. Windisch upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Windisch. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Windisch, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Windisch, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Windisch’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Windisch’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $2.0 million.

Mr. Mouton

Mr. Mouton’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Mouton for “Good Reason” (as defined above): (i) Mr. Mouton will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Mouton will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest.

Mr. Mouton’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Mouton will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Mouton for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Mouton. The Company discharged its obligation to pay cash severance to Mr. Mouton upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Mouton.    See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Mouton, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Mouton, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Mouton’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Mouton’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.75 million.

The table below sets forth estimated payments with respect to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks upon the termination of employment with the Company under various circumstances and upon a change in control. The amounts in the table assume that the restricted stock granted to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks will vest in full and any applicable performance goals will be deemed satisfied on the date of such termination or change in control.

Name	Involuntary For Cause or Without Good Reason	Involuntary Without Cause or For Good Reason(1)	Death(2)	Disability	CIC Only (No Termination)	Involuntary Without Cause or For Good Reason In Connection With CIC(1)

William McMorrow

Cash Severance	$-	$59,237,708	$-	$19,900,000	$-	$59,237,708

Equity Award Acceleration(3)	-	20,133,723	20,133,723	20,133,723	20,133,723	20,133,723

Continued Benefits(4)	-	211,763	-	-	-	211,763

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$-	$79,583,194	$20,133,723	$40,033,723	$20,133,723	$79,583,194

Justin Enbody

Cash Severance	$-	$10,249,333	$-	$6,498,333	$-	$10,249,233

Equity Award Acceleration(3)	-	5,280,329	5,280,329	5,280,329	5,280,329	5,280,329

Continued Benefits(4)	-	103,383	-	-	-	103,383

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$-	$15,633,045	$5,280,329	$11,778,663	$5,280,329	$15,633,045

Mary Ricks

Cash Severance	$-	$27,990,651	$-	$14,600,000	$-	$27,990,651

Equity Award Acceleration(3)	-	14,124,159	14,124,159	14,124,159	14,124,159	14,124,159

Continued Benefits(4)	-	213,707	-	-	-	213,707

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$-	$42,328,517	$14,124,159	$28,724,159	$14,125,159	$42,328,517

Kent Mouton

Cash Severance	$-	$12,064,133	$-	$7,497,778	$-	$12,064,133

Equity Award Acceleration(3)	-	5,591,400	5,591,400	5,591,400	5,591,400	5,591,400

Continued Benefits(4)	-	73,999	-	-	-	73,999

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$-	$17,729,532	$5,591,400	$13,089,177	$5,591,4008	$17,729,532

Matthew Windisch

Cash Severance	$-	$12,664,133	$-	$6,998,333	$-	$12,664,133

Equity Award Acceleration(3)	-	6,763,365	6,763,365	6,763,365	6,763,365	6,763,365

Continued Benefits(4)	-	103,383	-	-	-	103,383

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$-	$19,530,880	$6,763,365	$13,761,698	$6,763,365	$19,530,880

(1)

Cash severance is continued base salary through the remainder of the term plus a lump-sum equal to 2X (3X for Mr. McMorrow) the average of the sum of base pay, bonus, and the value of stock awards for the three prior fiscal years, less (x) an amount equal to the executive’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement.

(2)

The Company discharged its obligation to pay cash severance to each of the NEOs upon a termination of his/her employment with the Company due to his/her death by purchasing and paying for the premiums of a life insurance policy for each NEO. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details. The amounts payable under the life insurance policies upon each NEO’s death is as follows: Mr. McMorrow: $32 million; Mr. Enbody: $3.98 million; Ms. Ricks: $25 million; Mr. Mouton: $9.8 million; and Mr. Windisch: $4.48 million.

(3)	Based on the December 31, 2018 closing stock price of $18.17.

(4)	Continued benefits consist of benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the executive’s employment term.

(5)

The employment agreements provide that, in the event that any severance or change in control payments or benefits would subject the executive to the excise tax imposed by Section 4999 of the Tax Code, then such payments or benefit will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Tax Code, but only if, by reason of such reduction, the net after-tax benefit received by the executive will exceed the net after-tax benefit received by such executive if no such reduction was made.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018 regarding shares outstanding and available for issuance under our Second Amended and Restated 2009 Equity Participation Plan:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options	Weighted Average Price of Outstanding Stock Options	Number of Shares Available for Future Issuance
Equity compensation plans approved by our stockholders	—	N/A	250,968
Equity compensation plans not approved by our stockholders	—	N/A	—

CEO PAY RATIO DISCLOSURE

We believe that we provide fair and equitable compensation to our employees through a combination of competitive base pay, cash bonuses, equity-based compensation and other benefits. As of December 31, 2018, we had a total of 350 employees, 40% of which were a part our real estate property services business, including on-site property managers and property-level accountants and bookkeepers.

As required by Section 593(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chairman and CEO, Mr. McMorrow. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

●

To identify the median employee as of December 31, 2018, we calculated compensation of our employees using their 2018 annual base salaries, bonuses for the 2018 performance year (including any bonus exchange premium received), annual equity awards granted in 2018 and Company contributions to applicable retirement plans.

●	We did not exclude any employees from our employee population.

●	We annualized the base pay and cash incentive bonuses for 2018 new hires.

●	Foreign salaries were converted to U.S. dollars at the December 31, 2018 exchange rate.

●	No cost of living adjustments were utilized in the compensation calculation.

●

Once the median employee was identified, we calculated the total compensation for our median employee using the same methodology we used to calculate Mr. McMorrow’s total compensation in the Summary Compensation Table for the Fiscal Year 2018.

The 2018 annual total compensation for our median employee was $106,890. The 2018 annual total compensation for our CEO as reported in the Summary Compensation Table for the Fiscal Year 2018 was $13,426,907. The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for the year ended December 31, 2018 was 126 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.

PROPOSAL 2

APPROVAL OF THE FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to approve the amendment to the Company’s Second Amended and Restated 2009 Equity Participation Plan.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S SECOND AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN.

Background

On April 25, 2019, subject to approval of the Company’s stockholders, the Board of Directors of the Company approved and adopted an amendment (the “Amendment”) to the Company’s Second Amended and Restated 2009 Equity Participation Plan (the “Second Amended and Restated Plan”), which (i) increases the aggregate number of shares of common stock of the Company that may be issued pursuant to the Second Amended and Restated Plan by an additional 3,300,000 shares to a total of 18,245,000 shares, and (ii) eliminates a provision indicating that, notwithstanding the minimum vesting restrictions under the Second Amended and Restated Plan, the Compensation Committee has discretion to accelerate the vesting of an award in the case of a grantee’s termination of service due to death or disability or a Change of Control (as defined in the Second Amended and Restated Plan or applicable award agreement) (the “discretionary acceleration provision”). If the Amendment is approved by the Company’s stockholders, this discretionary acceleration provision will be removed from the Second Amended and Restated Plan; however, the Compensation Committee will continue to maintain the flexibility to determine vesting provisions and the other terms of awards issued under the Second Amended and Restated Plan in the applicable award agreements or employment agreements.

The Amendment to the Second Amended and Restated Plan will become effective on the date on which it is approved by the Company’s stockholders. Unless and until the Company’s stockholders approve the Amendment, we will continue to grant awards under the terms of the Second Amended and Restated Plan using the shares available for issuance, if any, thereunder. If the Amendment is not approved by the Company’s stockholders, the Second Amended and Restated Plan will continue in effect, and we may continue to grant awards under the Second Amended and Restated Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder (without giving effect to the Amendment).

The material features of the Second Amended and Restated Plan, as amended by the Amendment, are described below. The description of the Amendment in this proposal is qualified in its entirety by reference to full text of the Amendment, a copy of which is attached as Appendix B to this proxy statement. A conformed copy of the Second Amended and Restated Plan, as amended by the Amendment, is attached as Appendix C to this proxy statement.

Shares Available for Issuance

In 2009, the Board adopted, and the stockholders of the Company approved, the Kennedy-Wilson Holdings, Inc. 2009 Equity Participation Plan (the “Original Plan”). In 2012, the Board of Directors adopted, and the stockholders of the Company approved, the First Amended and Restated Plan, which was subsequently amended in 2014 and which, as amended, made various changes to the Original Plan, including increasing the number of shares available for issuance from 5,645,000 to 11,645,000 shares in 2014. In 2017, the Board of Directors adopted, and the stockholders of the Company approved, the

Second Amended and Restated Plan which made various changes to the Original Plan, as amended, including increasing the number of shares available for issuance from 11,645,000 to 14,945,000, of which none remained available for issuance as of April 25, 2019.

The Company is asking stockholders to approve the Amendment to the Second Amended and Restated Plan adopted by the Board of Directors on April 25, 2019 to increase the number of shares of our common stock available for issuance thereunder by 3,300,000 shares, to 18,245,000 shares and to eliminate the discretionary acceleration provision (as discussed above).

As of April 24, 2019, there were 142,590,876 of our common shares outstanding, an aggregate of 4,577,726 common shares were subject to outstanding awards under the Second Amended and Restated Plan, and no shares remained available for issuance under the Second Amended and Restated Plan.

The Board of Directors recommends that the Company’s stockholders approve the Amendment to the Second Amended and Restated Plan because it believes the Company’s continued ability to grant equity-based awards is important to enhancing stockholder value. Absent approval of the Amendment, the Company will have very few shares, if any, available for grant under the Second Amended and Restated Plan in the future, which the Company believes will adversely affect its ability to recruit, retain, and motivate employees through the use of long-term incentives.

Burn Rate

The following table sets forth information regarding historical awards granted and earned for the 2016 through 2018 period, and the corresponding burn rate, which is defined as the number of shares subject to awards granted (or, for awards subject to performance-based vesting, earned) in a fiscal year divided by the weighted-average common shares outstanding for last three fiscal years:

Year	Time-Based Shares Granted(1)	Performance- Based Shares Earned(2)	Total Full Value Awards Granted/Earned	Weighted Average Common Shares Outstanding	Current Burn Rate(3)

2018	427,950	1,482,638	1,910,588	142,895,472	1.34%
2017	697,500	3,285,671	3,983,171	119,147,192	3.34%
2016	0	1,526,731	1,526,731	109,094,530	1.40%

				3-Year Average	2.03%

(1)	Shares of restricted stock granted to NEOs, other employees and non-employee directors.

(2)	Performance-based restricted stock awards earned by NEOs and other employees in each fiscal year based on the achievement of TSR and ROE goals.

(3)	Burn rate is equal to the total full value awards granted/earned as a percentage of the weighted average common shares outstanding during the year.

Reasons for the Amendment

Reasonable Plan Costs

•  Reasonable number of additional shares requested – 3,300,000 shares requested

•  Awards would not have a substantially dilutive effect (approximately 2.3% of shares outstanding)

•  Estimated duration of increased share reserve of two years

Responsible Grant Practices
• 2.03% three-year average annual burn rate (based on performance shares earned each fiscal year)

•  Equity awards granted to our NEOs under the Amended and Restated 2009 Equity Participation Plan are 67% performance-based

•  Beginning in 2018, all KW equity awards granted to our NEOs are subject to a three-year mandatory holding period

•  Allows for share recycling on net settled restricted stock awards, restricted stock unit awards, performance unit awards and performance share awards – deemed appropriate as returning shares withheld to satisfy tax withholding obligations to the Second Amended and Restated Plan has no additional dilutive impact to shareholders above the 2.3%

Stockholder-Friendly Plan Features

•  No dividends will be paid on unvested equity awards

•  Minimum one-year vesting requirement on all equity grants, with limited exceptions

•  Prohibits the discretionary accelerated vesting of awards

•  No repricing of options or stock appreciation rights permitted without stockholder approval

•  No cash buyouts of stock options or stock appreciation rights without stockholder approval

•  Limits the grant-date value of awards granted to non-employee directors during any one year to $600,000

•  The Compensation Committee, which consists only of non-employee directors who are “independent” under the listing standards of the NYSE, will administer the plan

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Company believes that the size of the share reserve under the Second Amended and Restated Plan, as amended by the Amendment, represents a reasonable amount of potential equity dilution and allows the Company to continue to award equity incentives, which are a critical component of our overall compensation program as described above. The Board will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

Summary of Second Amended and Restated Plan and Amendment

Purpose

The purposes of the Second Amended and Restated Plan are to attract and retain the best available personnel for positions of substantial responsibility, to promote the success of the Company’s business, to provide additional incentives to key management employees, directors and consultants and to align the interests of such personnel with the interests of the Company stockholders.

Administration

With respect to awards granted to non-employee directors, the Second Amended and Restated Plan is administered by the full Board. With respect to all other awards, the Second Amended and Restated Plan is administered by the Compensation Committee. Each of the Compensation Committee members must be: (i) an “outside director” within the meaning of Section 162(m) of the Tax Code, (ii) a “non-employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934 (the “Exchange Act”), and (iii) “independent” for purposes of any applicable listing requirements. The Board or the Compensation Committee may delegate to a committee of the Board comprised of persons who are not (A) “outside directors” the authority to grant awards to persons who are not “covered employees” within the meaning of Section 162(m) of the Code and/or (B) “non-employee directors” the authority to grant awards to persons who are not subject to the requirements of Section 16 of the Exchange Act.

The plan administrator has the exclusive authority to administer the Second Amended and Restated Plan, including, but not limited to, the power to designate participants to whom awards under the Second Amended and Restated Plan may from time to time be made, the types, sizes and terms of awards, the number of awards to be granted and the number of shares of Common Stock to which an award will relate, the price, form of payment and timing of awards. Absent specific rules to the contrary, action by the Compensation Committee requires the consent of a majority of the members of the Compensation Committee.

Eligibility

Employees, directors and consultants of the Company or any affiliate corporation will be eligible to receive stock options, awards of restricted stock, restricted stock units, distribution equivalent rights, performance stock awards, performance unit awards and stock appreciation rights under the Second Amended and Restated Plan. As of April 24, 2019, approximately 360 individuals (including approximately 350 employees and 8 non-employee independent directors) were eligible to participate in the Second Amended and Restated Plan. Only employees of the Company or any subsidiary corporation are eligible to be granted options that are intended to qualify as “incentive stock options” under Section 422 of the Tax Code.

Limitation on Awards and Shares Available for Awards

The maximum number of shares of Common Stock that currently may be issued pursuant to awards under the Second Amended and Restated Plan is 14,945,000 shares. If the Amendment to the Second Amended and Restated Plan is approved by the Company’s stockholders, the maximum number of shares of Common Stock that may be issued pursuant to awards thereunder, giving effect to the proposed increase of the number of shares available for grant thereunder, will be 18,245,000 (subject to certain adjustments set forth in the Second Amended and Restated Plan).

Stock offered pursuant to grants of awards under the Second Amended and Restated Plan may be authorized but unissued Common Stock, Common Stock purchased on the open market or Common Stock previously issued, outstanding and reacquired by the Company.

If an award under the Second Amended and Restated Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Second Amended and Restated Plan. Shares that again become available for issuance in accordance with the foregoing will be added back to the share limit. Any shares of Common Stock that are withheld by the Company as full or partial payment to satisfy the tax withholding obligation, up to the minimum statutory amount for each participant, in connection with any awards under the Second Amended and Restated Plan, other than awards of stock options and stock appreciation rights, shall again become available for grant under the Second Amended and Restated Plan. However, the following shares may not be used again for grant under the Second Amended and Restated Plan: (i) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with stock options or stock appreciation rights, (ii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise, and (iii) shares purchased on the open market with the cash proceeds from the exercise of options.

The Second Amended and Restated Plan authorizes grants to employees of the Company or any subsidiary corporation of stock options that are intended to qualify as “incentive stock options” under Section 422 of the Tax Code. The Second Amended and Restated Plan also authorizes grants of non-qualified stock options, restricted stock, restricted stock units, distribution equivalent rights, performance stock awards, performance unit awards and stock appreciation rights to eligible employees, consultants and directors of the Company or any affiliate corporation.

The maximum aggregate number of shares of Common Stock that may be subject to one or more awards to an employee pursuant to the Second Amended and Restated Plan during any calendar year is 2,000,000 shares. The maximum amount that may be paid in cash with respect to one or more awards granted pursuant to the Second Amended and Restated Plan that are payable in cash to any employee during any calendar year is $10,000,000.

The maximum aggregate grant-date value of awards which may be granted to any non-employee director under the Second Amended and Restated Plan in any calendar year will be $600,000 (the “Director Limit”).

Stock Options

Stock options granted under the Second Amended and Restated Plan may be either incentive stock options (subject to the limitations discussed above) or nonqualified stock options. The per share exercise price of stock options granted pursuant to the Second Amended and Restated Plan may not be less than 100% of the fair market value of a share of Common Stock on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. No incentive stock option may be granted to a grantee who owns more than 10% of the Company’s stock unless the per share exercise price is at least 110% of the fair market value of a share of Common Stock on the date of grant.

The plan administrator will determine the methods by which the exercise price of a stock option may be paid and the form of payment. A participant may be permitted to pay the exercise price of a stock option or taxes relating to an option’s exercise by delivering shares of Common Stock owned by the participant for at least six (6) months; by withholding shares issuable upon the exercise of the option; by delivering a notice that the participant has placed a market sell order or margin loan with a broker with respect to the shares of Common Stock then issuable upon exercise of the option pursuant to an extension of credit by the Company, subject to compliance with Section 13(k) of the Exchange Act, and directing the broker to pay a sufficient portion of the sale or margin loan proceeds to the Company in satisfaction of the option exercise price; or by delivering such other form of payment as determined by the plan administrator. The term of a stock option is set by the plan administrator, provided that the term of the option may not be longer than ten years from the date the option is granted (or in the case of an incentive stock option granted to a grantee who owns more than 10% of the Company’s stock, five years from the date of grant).

Restricted Stock Awards

Restricted stock awards will be evidenced by a written restricted stock award agreement which may provide for restrictions on transferability during the restriction period, specify the terms and conditions with respect to the forfeiture of the restricted stock award, set forth the price, if any, a participant is required to pay for the restricted stock and such other restrictions, in each case, as the plan administrator may determine in its discretion. If provided in the restricted stock award agreement, the participant will have voting and other stockholder rights. However, dividends will not be paid on the shares underlying restricted stock awards unless and until the applicable restrictions lapse and the restricted shares vest.

Restricted Stock Unit Awards

Restricted stock unit awards will be evidenced by a written restricted stock unit award agreement which will set forth the individual service-based and/or performance-based vesting requirements, effect of termination of service prior to the expiration of the applicable vesting period and such other restrictions as the plan administrator may determine in its discretion. Upon vesting, the participant will be entitled to receive a payment in cash or shares of Common Stock, as determined by the plan administrator and set forth in the restricted stock unit award agreement.

Performance Unit Awards

Performance unit awards will be evidenced by a written performance unit award agreement which will set forth the individual performance goals, the period of time to which such goals apply, the number of units awarded, the dollar value assigned to each such unit and such other restrictions as the plan administrator may determine in its discretion, including the effect of termination of service prior to the expiration of the applicable performance period. Upon the satisfaction of the performance goals, the participant will be entitled to receive a cash payment equal to the dollar value assigned to such unit pursuant to the applicable award agreement. The performance unit award agreement may provide that, depending on the degree of performance achieved, different amounts of performance units, or no performance units, may be earned or become payable.

Performance Share Awards

Performance share awards will be evidenced by a written performance share award agreement which will set forth the individual performance goals, the period of time to which such goals apply, the number of shares of Common Stock subject to such award and such other restrictions as the plan administrator may determine in its discretion, including the effect of termination of service prior to the expiration of the applicable performance period. Upon the satisfaction of the performance goals, the participant will be entitled to receive the number of shares of Common Stock subject to such award. The performance share award agreement may provide that, depending on the degree of performance achieved, different number of shares of Common Stock, or no Common Stock, may be earned or become payable. A participant will have no rights as a stockholder of the Company until such time, if any, as the participant actually receives shares pursuant to the award.

Distribution Equivalent Rights Award

Distribution equivalent rights awards will be evidenced by a distribution equivalent rights award agreement which will indicate whether a participant is to receive under such award credits in cash or have such credits reinvested or whether the participant may choose among such alternatives. Distribution equivalent rights may be settled in cash or distributions of shares of Common Stock equal in amount to the distributions that would have been made to the participant if such participant held a specified number of shares of the Common Stock during the period the participant held the right. A distribution equivalent rights award may be awarded in tandem with another award, in which case, it will expire, terminate or be forfeited under the same conditions as such other award. The applicable award agreement may provide for the accrual and crediting of interest on a distribution equivalent right to be settled in cash; however distribution equivalent rights will not be paid on the shares underlying awards unless and until the underlying shares become vested. No distribution equivalent rights will be payable with respect to stock options or stock appreciation rights.

Stock Appreciation Rights Award

Each stock appreciation rights award will be evidenced by a stock appreciation rights award agreement which will set forth (i) the base value for the stock appreciation right, which generally is at least 100% of the fair market value of the Common Stock on the date of the award, (ii) the number of shares of Common Stock subject to such stock appreciation right, and (iii) the period during which the stock appreciation right may be exercised. Upon exercise, the participant is entitled to a payment, in cash or shares of Common Stock, or a combination of both, of an amount based upon the increase in the price of the Common Stock over the base value. Stock appreciation rights may be granted in tandem with stock options in which case their base value, exercisability and expiration are determined by reference to the terms of the related option.

Performance-Based Awards

Prior to the effectiveness of the Tax Act, which (as discussed above) repealed the “performance-based” compensation exemption to the $1 million deduction limitation for “covered employees” within the meaning of Section 162(m) of the Tax Code, the Second Amended and Restated Plan provided for grants of awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Tax Code, that were intended to be “performance-based” awards within the meaning of Section 162(m) of the Tax Code in order to preserve the deductibility of these awards for federal income tax purposes.

Any performance goal(s) applicable to such awards were required to be objective, established not later than ninety (90) days after the beginning of any applicable performance period (or at such other date as may be required or permitted for “performance-based” compensation under Section 162(m) of the Tax Code) and otherwise meet the requirements of Section

162(m) of the Tax Code, including the requirement that the outcome of the performance goal or goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Tax Code) at the time established.

The performance goals to be utilized under the Second Amended and Restated Plan to establish performance goals for awards intended to constitute performance-based compensation under Section 162(m) were required to consist of objective tests based on one or more of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares of Common Stock or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; expense levels; working capital levels, including cash, inventory and accounts receivable; operating margins, gross margins or cash margin; year-end cash; debt reduction; stockholder equity; operating efficiencies; strategic partnerships or transactions; co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital; assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions). Performance goals could be established on a company-wide basis or with respect to one or more company business units, divisions, subsidiaries or individuals; and measured either quarterly, annually or over a period of years, in absolute terms, relative to a pre-established target, to the performance of one or more similarly situated companies, or to the performance of an index covering a peer group of companies, in each case as specified by the Compensation Committee.

When establishing performance goals for the applicable performance period, the Compensation Committee could exclude any or all “extraordinary items” as determined under United States generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent annual report filed with the Securities and Exchange Commission pursuant to the Exchange Act.

For purposes of Section 162(m) of the Tax Code, the maximum aggregate amount, payable in cash to an employee under the Second Amended and Restated Plan during any calendar year with respect to one or more awards payable in cash is $10,000,000.

Minimum Vesting Requirement

The Second Amended and Restated Plan contains a minimum vesting period which provides that no award agreements will provide for vesting of the award thereunder earlier than one year after the applicable grant date; provided, however, that, awards granted after the effective date of the Second Amended and Restated Plan that cover, in the aggregate, no more than 5% of the shares of Common Stock reserved for issuance under the Second Amended and Restated Plan may be granted without regard to such minimum vesting provisions. The Second Amended and Restated Plan currently provides that, notwithstanding the foregoing minimum vesting provisions, the Compensation Committee has the discretion to accelerate the vesting of an award in the case of a grantee’s termination of service due to death or disability or a Change of Control (as defined in the Second Amended and Restated Plan or applicable award agreement). If the Amendment is approved by the Company’s stockholders, this discretionary acceleration provision will be removed from the Second Amended and Restated Plan; however, the Compensation Committee will continue to maintain the flexibility to determine vesting provisions and the other terms of awards issued under the Second Amended and Restated Plan in the applicable award agreements or employment agreements.

Prohibition Against Repricing

The Compensation Committee is not permitted to reduce the exercise price of any outstanding option or stock appreciation right, or grant any new award or make any payment of cash in substitution for or upon the cancellation of options or stock appreciation rights previously granted when the exercise price thereof exceeds the fair market value of the underlying shares, unless such action is approved in advance by the a majority of the Company’s shareholders or results from a Change of Control or certain other adjustments provided in the Second Amended and Restated Plan.

No Dividends and Distribution Equivalent Rights on Unvested Awards

No dividends or distribution equivalent rights with respect to an unvested award (or portion thereof) will be paid until the applicable vesting conditions are subsequently satisfied and the award vests, and any dividends or distribution equivalent rights with respect to the portion of an award that does not vest shall be forfeited.

Transferability of Awards

Under the Second Amended and Restated Plan, awards may not be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a holder, other than by will or the laws of descent and distribution or, except for an incentive stock option, by gift to a family member of the holder or pursuant to a valid separation agreement and divorce decree.

Termination of Employment, Director Status or Consultant Status

Termination of Employment or Director Status. Except as otherwise provided by an applicable award agreement or employment agreement, if a participant’s employment with, or status as a director of, the Company or any affiliate corporation terminates, a participant’s rights to exercise stock options and stock appreciation rights will terminate:

●

Ninety (90) days (or three (3) months in the case of incentive stock options) after the date of termination of employment or status as a director, if such termination is for a reason other than the participant’s total and permanent disability or death; or

●	One year after the date of termination of employment or status as a director, if such termination is on account of the participant’s total and permanent disability or death.

Termination of Consultant Status. Except as otherwise provided by the applicable award agreement, if a participant’s status as a consultant of the Company or any affiliate corporation terminates, a participant’s rights to exercise stock options and stock appreciation rights will terminate:

●	Ninety (90) days after the date of termination of the status as a consultant, if such termination is for a reason other than the participant’s total and permanent disability or death; or

●	One year after the date of termination of the status as a consultant, if such termination is on account of the participant’s total and permanent disability or death.

If a participant’s employment with, or status as a director or consultant of, the Company or any affiliate corporation terminates for any reason prior to the satisfaction or lapse of the restrictions, vesting requirements, or terms and conditions applicable to an award of restricted stock or restricted stock unit, the restricted stock or restricted stock unit, as the case may be, will immediately be canceled, and the participant will forfeit any rights or interests with respect to any such restricted stock or restricted stock unit. The plan administrator may determine that all or a portion of any such restricted stock or restricted stock units will not be forfeited.

Termination for Cause. Except as otherwise provided by an applicable award agreement or employment agreement, if a participant’s employment, status as a director or consultant with the Company or any affiliate corporation is terminated by the Company for Cause (as defined in the Second Amended and Restated Plan), all of the participant’s then outstanding awards will expire immediately and be forfeited in their entirety upon such termination.

Adjustments to Common Stock, Recapitalization and Other Events

Adjustments to Common Stock. In the event of any subdivision or consolidation of shares of Common Stock or a payment of a stock dividend without consideration to the Company, the proportionate adjustments will be made to any or all of the following in order to reflect such change: (i) the number of shares of Common Stock (or other securities or property) with respect to which awards under the Second Amended and Restated Plan may be exercised or satisfied, and (ii) the purchase price per share of the Common Stock. No adjustments will be made with respect to incentive stock options if such adjustments would cause such incentive stock option to cease to qualify as an incentive stock option under Section 422 of the Tax Code. In connection with the occurrence of any equity restructuring, the number and type of securities subject to each outstanding award and the exercise price or grant price thereof, if applicable, will be equitably adjusted, and such adjustments shall be nondiscretionary.

Recapitalization. If a Company recapitalizes or otherwise changes its capital structure, the participant is entitled to receive, upon the exercise or satisfaction of a previously granted award, such shares of stock or securities as if the previously granted award pertained to such shares of stock or securities as they exist after such recapitalization or change in the Company’s capital structure.

Other Events. In the event of a change of control of the Company or any other changes to the existing Common Stock by reason of extraordinary cash dividend, reorganization, mergers, consolidation, combinations, split-ups, spin-offs, exchanges or other relevant changes in capitalization, other than the described above adjustments to Common Stock or recapitalizations, occurring after the grant of any award under the Second Amended and Restated Plan, the Board has broad discretion to determine how to treat outstanding awards, including to provide for the cash-out, termination, assumption, substitution, adjustment, and/or acceleration of vesting or exercise of such award (subject to the limitations described above).

Amendment, Modification or Termination

The Second Amended and Restated Plan will continue in effect until the tenth anniversary of the date on which the Second Amended and Restated Plan was adopted by the Board in 2017.

The Board in its discretion may terminate the Second Amended and Restated Plan at any time with respect to any shares for which awards have not previously been granted; provided, however, that the termination of the Second Amended and Restated Plan shall not materially and adversely impair the rights of a participant with respect to any outstanding award without the consent of the participant. The Board has the right to alter or amend the Second Amended and Restated Plan from time to time; provided, however, that without stockholder approval, no amendment or modification of the Second Amended and Restated Plan may: (i) materially increase the benefits accruing to the participants, (ii) increase the number of shares of Common Stock subject to the Second Amended and Restated Plan or the individual awards limits (including the Director Limit) under the Second Amended and Restated Plan, (iii) materially modify requirements for participation in the Second Amended and Restated Plan, or (iv) amend, modify or suspend the repricing provisions or the amendment and termination provisions of the Second Amended and Restated Plan.

In addition, no change in any outstanding award may be made which would materially and adversely impair the rights of a participant with respect to such award without the consent of the participant.

Compensation Recovery

All awards granted under the Second Amended and Restated Plan (including any proceeds, gains or other economic benefits received by any participant in connection with such awards) will be subject to any compensation recovery policy that may be implemented by the Company (whether or not currently in effect), including any compensation recovery policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder.

Section 409A of the Tax Code

Certain types of awards under the Second Amended and Restated Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Tax Code. To the extent that the plan administrator determines that any award granted under the Second Amended and Restated Plan is subject to the deferred compensation rules under Section 409A of the Tax Code, the award agreement evidencing such award will incorporate the terms and conditions required by Section 409A of the Tax Code. In the event that the plan administrator determines that any award may be subject to Section 409A of the Tax Code, the Second Amended and Restated Plan and any applicable awards may be modified to exempt the awards from Section 409A of the Tax Code or comply with the requirements of Section 409A of the Tax Code.

Federal Income Tax Aspects of Awards under the Second Amended and Restated Plan

The following is a summary of the material U.S. federal income tax consequences to the Company and to recipients of awards under the Second Amended and Restated Plan. The summary is based on the Code and the U.S. Treasury regulations promulgated under the Code in effect as of the date of this proxy statement, all of which are subject to change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to recipients of awards under the Second Amended and Restated Plan. The laws governing the tax aspects of these awards are highly technical and such laws are subject to change. Different tax rules may apply to specific participants and transactions under the Second Amended and Restated Plan, particularly in jurisdictions outside the United States.

Stock Options. If a stock option qualifies for incentive stock option treatment, the optionee will recognize no income upon grant or exercise of the option except that at the time of exercise, the excess of the then fair market value of the Common Stock over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee holds the shares for more than two years after grant of the option and more than one year after exercise of the option, upon an optionee’s sale of his or her shares of Common Stock, any gain will be taxed to the optionee as capital gain. If the optionee disposes of his or her shares of Common Stock prior to the expiration of one or both of the above holding periods, the optionee generally will recognize ordinary income in an amount measured as the difference between the exercise price and the lower of the fair market value of the Common Stock at the exercise date or the sale price of the Common Stock. Any gain recognized on such a disposition of the Common Stock in excess of the amount treated as ordinary income will be characterized as capital gain. The Company will generally be allowed a deduction to the extent the optionee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

An optionee will not recognize any taxable income at the time the optionee is granted a nonqualified stock option. However, upon exercise of the option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of the Common Stock over the exercise price, and the Company will be entitled to a corresponding deduction at the time of exercise, subject to Sections 162(m) and 280G of the Code. Upon an optionee’s sale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long -term capital gain or loss treatment if the Common Stock has been held for at least the applicable long -term capital gain period (currently 12 months).

Restricted Stock. In general, a participant will recognize ordinary income on receipt of an award of restricted stock when his or her rights in that award become substantially vested, in an amount equal to the amount by which the then fair market value of the Common Stock acquired exceeds the price the participant paid, if any, for such restricted stock, and the Company will generally be entitled to a corresponding deduction at that time. Recipients of restricted stock may, however, within 30 days of receiving an award of restricted stock, choose to have any substantial risk of forfeiture disregarded for tax purposes by making an election under Section 83(b) of the Code (an “83(b) election”). If the participant makes an 83(b) election, he or she will have to report compensation income equal to the difference, if any, between the fair market value of the shares and the price paid for the shares, if any, at the time of the grant of the restricted stock, and the Company will be entitled to a corresponding deduction at that time. If an 83(b) election is made, the participant will not recognize any additional income as and when the restrictions applicable to the restricted stock lapse. Any subsequent gain or loss upon a sale of such shares will be treated as capital gain or loss.

Restricted Stock Units. A participant generally will not recognize taxable income upon grant of restricted stock units. When cash or shares of Common Stock are delivered under the terms of the award, the participant will recognize ordinary income equal to the cash payment or the fair market value of the shares delivered, as the case may be, less any amount (if any) paid by the participant for such shares, and the Company will be entitled to a corresponding deduction at that time.

Performance Unit Awards. A participant generally will not recognize taxable income upon grant of a performance unit award. A participant will generally recognize ordinary income on receipt of the cash payment in satisfaction of such award, and the Company will be entitled to a corresponding deduction at that time.

Performance Share Awards. A participant generally will not recognize taxable income upon grant of performance share awards. A participant will generally recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for such shares (if any), at the time of receipt of the shares, and the Company will be entitled to a corresponding deduction at that time.

Distribution Equivalent Rights. A recipient of a distribution equivalent right generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. At the time a distribution equivalent is paid, however, the participant will generally recognize ordinary income and the Company will be entitled to a corresponding deduction.

Stock Appreciation Rights. A participant will generally recognize ordinary income upon the receipt of cash or other property pursuant to the exercise of an award of stock appreciation rights, and the Company will be entitled to a corresponding deduction at that time.

Section 162(m) of the Tax Code. In general, under Section 162(m) of the Tax Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1,000,000 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Tax Code) in any taxable year of the corporation. For tax years beginning on or prior to December 31, 2017, this deduction limit included an exception for “performance-based” compensation that met certain requirements under Section 162(m) of the Tax Code (including, among other things, that the compensation be paid solely based on the attainment of one or more objective performance goals, that the material terms of the applicable performance goals be approved by the shareholders, and that a committee of “outside directors” certify the level of attainment of the performance goals prior to payment of such compensation).

However, the Tax Act (as discussed above), which was enacted in December 2017, amended certain aspects of Section 162(m), including eliminating the exception for “performance-based” compensation for tax years beginning after December 31, 2017.

The Tax Act provides for a limited grandfather provision, pursuant to which remuneration that is provided pursuant to a written binding contract in effect on November 2, 2017, and which has not been modified in any material respect on or after that date, may remain eligible for the exception for performance-based compensation under Section 162(m) (as in effect prior to the Tax Act).

The Second Amended and Restated Plan was structured to permit the Compensation Committee to grant awards which are intended to qualify as “qualified performance-based compensation” and awards that would not qualify as performance-based under Section 162(m) of the Tax Code. Nothing precludes the plan administrator from making any payments or granting any awards that would not have qualified as performance-based under the requirements of Section 162(m) as in effect prior to the Tax Act.

Section 280G of the Tax Code. Awards that are granted, accelerated or enhanced upon the occurrence of a change in control of the Company may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Tax Code to the extent that such payments, when aggregated with other payments subject to Section 280G of the Tax Code, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by the Company and are subject to an additional federal excise tax of 20% payable by the recipient.

New Plan Benefits

On January 24, 2019, we granted a special one-time award of restricted stock units (each, a “Special RSU Award) under the Second Amended and Restated Plan to each of our NEOs, which are subject to substantially the same terms and conditions (including vesting and forfeiture conditions) applicable to the retentive restricted stock awards granted to our NEOs in 2018 (see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Awards” for additional details). Fifty percent (50%) of each Special RSU Award (such restricted stock units, the “contingent restricted stock units”) is subject to the approval by the Company’s stockholders of the Amendment within twelve (12) months after the grant date. The contingent restricted stock units will not vest or be paid to the applicable NEO prior to the approval of the Amendment by the Company’s stockholders and, if such stockholder approval is not obtained by the end of the twelve (12) month period immediately following the grant date, the contingent restricted stock units will thereupon automatically be cancelled and forfeited and become null and void. The table below sets forth the contingent restricted stock units granted to our NEOs during 2019.

Awards that the Company’s executive officers, other employees and directors may receive under the Second Amended and Restated Plan are subject to the discretion of the Board and the Compensation Committee. Except for the contingent restricted stock unit grants to our NEOs, which are discussed in more detail above, neither the Board nor the Compensation Committee has made any determination with respect to future grants to any persons under the Second Amended and Restated Plan as of the date of this proxy statement and, therefore, it is not possible to determine the future benefits that will be received by participants.

Certain tables above under the general heading “Executive Compensation,” including the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year End Table, and Option Exercises and Stock Vested Table, and the Equity Compensation Plan Information Table above, set forth information with respect to awards granted to the Company’s individual named executive officers under the Second the Amended and Restated Plan prior to calendar year 2019.

Name	Number of Contingent Restricted Stock Units (#)	Dollar Value ($)(1)
William McMorrow, Chairman and Chief Executive Officer	84,858	1,615,696
Justin Enbody, Chief Financial Officer	28,719	546,810
Mary Ricks, President and Director	70,495	1,342,225
Kent Mouton, General Counsel and Director	30,027	571,714
Matthew Windisch, Executive Vice President	35,901	683,555
All current executive officers as a group	250,000	4,760,000
All current directors who are not executive officers as a group	—	—
All employees who are not executive officers as a group	—	—
(1)	Represents the closing price per share of common stock as of the grant date.

Awards Granted under Plan

The following table provides information as of April 24, 2019, with respect to awards granted under the Second Amended and Restated Plan (and the Original Plan and the Amended and Restated Plan) to our individual named executive officers and other groups since the inception of the Original Plan in 2009.

Awards Granted Under Second Amended and Restated 2009 Equity Participation Plan

Since Inception of Plan Through April 24, 2019

Name	Number of Restricted Stock and Restricted Stock Unit Grants
William McMorrow, Chairman and Chief Executive Officer	4,256,657
Justin Enbody, Chief Financial Officer	844,720
Mary Ricks, President and Director	3,189,522
Kent Mouton, General Counsel and Director	1,042,745
Matthew Windisch, Executive Vice President	1,281,382
All current executive officers as a group	10,615,026

Trevor Bowen, Director	15,000
Richard Boucher, Director	15,000
Norman Creighton, Director	104,095
Cathy Hendrickson, Director	104,095
David Minella, Director	101,000
Jerry Solomon, Director	104,095
John Taylor, Director	27,500
Sanaz Zaimi, Director	27,500
Stanley Zax, Director	101,000
All current directors who are not named executive officers as a group	674,880
All employees who are not named executive officers and consultants as a group	5,054,593

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to approve the advisory vote approving executive compensation.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION.

In accordance with the requirements of Section 14A of the Exchange Act, we are providing the Company’s stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs for 2018, as disclosed in the section entitled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosures in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, the following resolution will be submitted for stockholder approval at the 2019 Annual Meeting:

“RESOLVED, that the stockholders of the Company APPROVE, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers, as disclosed in the section entitled ‘Compensation Discussion and Analysis,’ the accompanying compensation tables and the related narrative disclosure in the Proxy Statement for this Annual Meeting.”

Our Board of Directors recommends that you vote FOR this resolution in support of our executive compensation program, which is intended to achieve the following:

●	Pay and retain our high caliber executive officers in a competitive market using a pay-for-performance philosophy.

●

Align management and stockholder interests by tying compensation to, among other things, the achievement of performance goals that promote the creation of stockholder value, the performance of underlying business units and individual accomplishments.

In addition, we believe that our compensation program is aligned with the long-term interests of our stockholders and with our Company’s performance. Specifically:

●

Our 2018 annual performance-based cash awards were earned based on a formulaic program tied to the achievement of corporate performance goals (including GAAP Net Income + KW Share of D&A / Shares Outstanding, Cash Generated from Asset Sales and In-place NOI Added from Unstabilized / Development Assets) and individual performance review.

●

67% of our restricted stock awards are performance-based and earned at a range of vesting performance levels subject to the achievement of rigorous operating performance and TSR hurdles over a three-year period.

●	Beginning in 2018, all restricted stock awards to NEOs are subject to an additional three-year mandatory holding period.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. While this “say-on-pay” vote is advisory and will not be binding on the Company, the Board of Directors values constructive dialogue on executive compensation and other important governance topics with the Company’s stockholders and encourages all stockholders to vote on this matter.

The Board of Directors previously determined to hold a say-on-pay vote every year. Accordingly, unless the Board of Directors changes the frequency of our say-on-pay votes, the next advisory say-on-pay vote will be held at our 2020 annual meeting of stockholders.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Required Vote

The affirmative vote of a majority of the votes cast and present in person or represented by proxy at the meeting is required to approve the ratification of the appointment of KPMG as the independent public accountant of the Company for the fiscal year ending December 31, 2019.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

The Company first retained KPMG LLP (“KPMG”) as its independent registered public accounting firm on December 15, 2009. Since then, KPMG has audited our annual consolidated financial statements.

The Audit Committee has selected KPMG as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. In selecting KPMG as the Company’s independent registered public accounting firm, the Audit Committee considered a number of factors, including:

●	KPMG’s depth of understanding of the Company’s businesses, accounting policies and practices and internal control over financial reporting;

●	the quality of its ongoing discussions with KPMG including the professional resolution of accounting and financial reporting matters with its national office;

●	the professional qualifications of KPMG, the lead audit partner and other key engagement partners;

●	KPMG’s independence program and its processes for maintaining its independence;

●	the appropriateness of KPMG’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and

●	the results of the most recent inspection of KPMG by the Public Company Accounting Oversight Board.

The Audit Committee regularly meets with KPMG, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In accordance with SEC rules and KPMG’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The Company selects the lead audit partner pursuant to this rotation policy following meetings between the Chairman of the Audit Committee and candidates for that role, as well as discussion by the full Audit Committee and management.    Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Company has entered into an engagement agreement with KPMG that sets forth the terms by which KPMG will perform audit services for the Company.

Fees of Independent Auditor

Audit Fees

The following sets forth fees billed for the audit and other services provided by KPMG for fiscal years 2017 and 2018:

Fee Category	Fiscal 2017 Fees	Fiscal 2018 Fees

Audit fees (1)	$2,258,000	$2,363,000

Tax fees (2)	58,000	70,000

All other fees (3)	—	—

	$2,316,000	$2,433,000

(1)

Audit fees consist of fees for the audit of our year-end financial statements included on our Annual Report on Form 10-K and for the review of the interim financial statement included in our Quarterly Reports on Form 10-Q. In addition, audit fees include those fees related to KPMG’s audit of the effectiveness of our internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act, the review of SEC registration statements and other filings, and the issuance of comfort letters and consents.

(2)	Tax fees consist of fees for professional services for tax compliance, tax advice and/or tax planning for the Company.

(3)	All other fees consist of fees for products and services provided by KPMG other than audit fees, audit related fees or tax fees.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All services described under the caption “Fees of Independent Auditor” were pre-approved.

AUDIT COMMITTEE REPORT(1)

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the committee are “independent” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was approved by the Board of Directors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

In the performance of the oversight of the Company’s financial reporting process, the Audit Committee has reviewed and discussed the audited financial statements with management, the internal auditors and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301 (previously Auditing Standard No. 16), Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). Finally, the Audit Committee has received written disclosures and a letter from the independent auditors, as required by applicable requirements of the PCAOB, regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC.

THE AUDIT COMMITTEE

John Taylor (Chairman)

Norman Creighton

David Minella

Jerry Solomon

(1)

The material in the Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of common stock as of April 24, 2019 by (i) each person known to us to own beneficially more than 5% of our common stock (based on our review of the most recent Schedule 13D and 13G filings as of April 24, 2019); (ii) each of our directors and director nominees and each of our named executive officers; and (iii) all executive officers and directors as a group. Unless otherwise indicated: (a) the business address for all of the executive officers, director nominees and directors identified below is c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Drive, Beverly Hills, California 90212 and (b) each beneficial owner has sole voting and dispositive power with respect to all of the reported shares of common stock beneficially owned by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock(1)
5% Stockholders:
The Vanguard Group(2)	18,459,775	12.9%
Fairfax Financial Holdings Limited and affiliates(3)	10,923,072	7.7%
Principal Global Investors, LLC (4)	7,879,601	5.5%
Named Executive Officers, Directors and Director Nominees:
William J. McMorrow (5)	13,201,359	9.3%
Mary Ricks (6)	2,123,947	1.5%
Matt Windisch (7)	867,784	*
Kent Mouton (8)	660,607	*
Justin Enbody (9)	556,799	*
In Ku Lee (10)	108,091	*
Richard Boucher	22,100	*
Trevor Bowen	38,909	*
Norman Creighton	331,574	*
Cathy Hendrickson (11)	78,194	*
David A. Minella (12)	2,390,532	1.7%
Jerry R. Solomon (13)	142,000	*
John Taylor	27,500	--
Sanaz Zaimi	27,500	--
Stanley R. Zax	315,800	*
All executive officers and directors as a group (15 persons)	20,892,696	14.7%

—————

*Less than 1%

(1)

Amount and applicable percentage of ownership is based on 142,590,876 shares of the Company’s common stock that were outstanding on April 27, 2018. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and dispositive power with respect to shares, subject to applicable community property laws.

(2)	The address of the holder is 100 Vanguard Blvd., Malvern, PA 19355. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on February 11, 2019.

(3)

Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited and 810679 Ontario Limited are deemed to share voting and dispositive power with respect to 11,500,072 shares of common stock. FHHL Group Ltd. is deemed to share voting and dispositive power with respect to 10,281,845 shares of common stock. Fairfax (Barbados) International Corp. is deemed to share voting and dispositive power with respect to 968,606 shares of common stock. Fairfax (US) Inc. is deemed to share voting and dispositive power with respect to 10,275,608 shares of common stock. Zenith National Insurance Corp. and Zenith Insurance Company are deemed to share voting and dispositive power with respect to 1,740,381 shares of common stock. TIG Holdings, Inc. and TIG Insurance Company are deemed to share voting and dispositive power with respect to 1,119,033 shares of common stock. General Fidelity Insurance Company, American Safety Holdings Corp. and American Safety Casualty Insurance Company are deemed to share voting and dispositive power with respect to 1,046,414 shares of common stock. American Safety Indemnity Company is deemed to share voting and dispositive power with respect to 627,800 shares of common stock. Fairmont Specialty Group Inc. and Fairmont Premier Insurance Company are deemed to share voting and dispositive power with respect to 31,475 shares of common stock. Fairmont Insurance Company is deemed to share voting and dispositive power with respect to 2,707 shares of common stock. Fairmont Specialty Insurance Company is deemed to share voting and dispositive power with respect to 24,464 shares of common stock. Odyssey US Holdings Inc. and Odyssey Re Holdings Corp. are deemed to share voting and dispositive power with respect to 7,349,715 shares of common stock. Odyssey Reinsurance Company is deemed to share voting and dispositive power with respect to 3,355,274 shares of common stock. Hudson Insurance Company is deemed to share voting and dispositive power with respect to 1,030,096 shares of common stock. Hudson Specialty Insurance Company is deemed to share voting and dispositive power with respect to 201,450 shares of common stock. Clearwater Select Insurance Company is deemed to share voting and dispositive power with respect to 400,000 shares of common stock. Crum & Forster Holdings Corp. is deemed to share voting and dispositive power with respect to 66,479 shares of common stock. The North River Insurance Company is deemed to share voting and dispositive power with respect to 9,621 shares of common stock. United States Fire Insurance Company is deemed to share voting and dispositive power with respect to 56,857 shares of common stock. TIG Insurance (Barbados) Limited is deemed to share voting and dispositive power with respect to 962,369 shares of common stock. Advent Capital (Holdings) Ltd. and Advent Capital (No. 3) Limited are deemed to share voting and dispositive power with respect to 483,481 shares of common stock. The address of Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, 810679 Ontario Limited and FHHL Group Ltd. is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7, Canada. The address of Sixty Two Investment Company Limited is 1600 Cathedral Place, 925 West Georgia St, Vancouver, British Columbia V6C 3L3, Canada. The address of Fairfax (Barbados) International Corp. and TIG Insurance (Barbados) Limited is #12 Pine Commercial, The Pine, St Michael, Barbados, WI, BB11103. The address of Fairfax (US) Inc. is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067. The address of Zenith National Insurance Corp. and Zenith Insurance Company is 21255 Califa Street, Woodland Hills, California 91367-5021. The address of TIG Holdings, Inc., TIG Insurance Company, General Fidelity Insurance Company, American Safety Holdings Corp., American Safety Casualty Insurance Company, American Safety Indemnity Company, Fairmont Specialty Group Inc., Fairmont Premier Insurance Company, Fairmont Insurance Company and Fairmont Specialty Insurance Company is 250 Commercial Street, Suite 5000, Manchester, NH 03101. The address of Odyssey US Holdings Inc., Odyssey RE Holdings Corp., Odyssey Reinsurance Company and Clearwater Select Insurance Company is 300 First Stamford Place, Stamford, CT 06902. The address of Hudson Insurance Company and Hudson Specialty Insurance Company is 100 William St., New York, New York 10038. The address of Crum & Forster Holdings Corp., The North River Insurance Company and United States Fire Insurance Company is 305 Madison Avenue, Morristown, NJ 07962. The address of Advent Capital (Holdings) Ltd. and Advent Capital (No. 3) Limited is 2 Minster Court, Mincing Lane, London EC3R 7BB, United Kingdom. The information contained herein is based solely upon a Schedule 13D/A filed with the SEC on February 3, 2015.

(4)	The address of the holder is 801 Grand Avenue, Des Moines, IA 50392. The information contained herein is based solely upon a Schedule 13G filed with the SEC on February 14, 2019.

(5)

Includes 90,851 shares of common stock beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife, and 717,357 shares of common stock beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son. Also includes 559,180 shares of performance-based restricted stock grants that will be reported in a Form 4 filing after the applicable vesting date. Does not include 341,388 performance-based restricted stock units that were granted to Mr. McMorrow and will be reported in a Form 4 filing after the applicable vesting date. Does not include 84,858 time-based restricted stock units that were granted to Mr. McMorrow that are subject to the Company’s stockholders approving the amendment to its Second Amended and Restated 2009 Equity Participation Plan as discussed throughout this proxy statement.

(6)

Includes 413,000 shares of performance-based restricted stock grants that will be reported in a Form 4 filing after the applicable vesting date. Does not include 283,614 performance-based restricted stock units that were granted to Ms. Ricks and will be reported in a Form 4 filing after the applicable vesting date. Does not include 70,495 time-based restricted stock units that were granted to Ms. Ricks that are subject to the Company’s stockholders approving the amendment to its Second Amended and Restated 2009 Equity Participation Plan as discussed throughout this proxy statement. Also includes 582,000 pledged shares. Ms. Ricks will reduce the amount of pledged shares to equal no more than ten percent (10%) of her total holdings in the Company by the end of 2019. See “Compensation Discussion and Analysis-Elements of Compensation-Anti-Hedging and Anti-Pledging Policies” for additional details.

(7)

Includes 221,670 shares of performance-based restricted stock grants that will be reported in a Form 4 filing after the applicable vesting date. Does not include 144,432 performance-based restricted stock units that were granted to Mr. Windisch and will be reported in a Form 4 filing after the applicable vesting date. Does not include 35,901 time-based restricted stock units that were granted to Mr. Windisch that are subject to the Company’s stockholders approving the amendment to its Second Amended and Restated 2009 Equity Participation Plan as discussed throughout this proxy statement

(8)

Includes 178,920 shares of performance-based restricted stock grants that will be reported in a Form 4 filing after the applicable vesting date. Does not include 120,798 performance-based restricted stock units that were granted to Mr. Mouton and will be reported in a Form 4 filing after the applicable vesting date. Does not include 30,026 time-based restricted stock units that were granted to Mr. Mouton that are subject to the Company’s stockholders approving the amendment to its Second Amended and Restated 2009 Equity Participation Plan as discussed throughout this proxy statement

(9)

Includes 173,580 shares of performance-based restricted stock grants that will be reported in a Form 4 filing after the applicable vesting date. Does not include 115,546 performance-based restricted stock units that were granted to Mr. Enbody and will be reported in a Form 4 filing after the applicable vesting date. Does not include 28,719 time-based restricted stock units that were granted to Mr. Enbody that are subject to the Company’s stockholders approving the amendment to its Second Amended and Restated 2009 Equity Participation Plan as discussed throughout this proxy statement

(10)	Includes 18,750 shares of performance-based restricted stock grants that will be reported in a Form 4 filing after the applicable vesting date.

(11)	Includes 12,476 shares of common stock held by the Hendrickson Family Trust, of which Ms. Hendrickson and her spouse are trustees.

(12)	Includes 1,750,000 pledged shares. See “Compensation Discussion and Analysis-Elements of Compensation-Anti-Hedging and Anti-Pledging Policies” for additional details.

(13)	Includes 74,000 shares of common stock held by the Solomon Family Trust, of which Mr. Solomon and his spouse are trustees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its written charter, our audit committee must review and approve all related person transactions, which includes any transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest. In determining whether to approve a related person transaction, our audit committee will consider such matters as it deems appropriate under the circumstances. After considering these factors, our audit committee will decide whether the related person transaction is in our best interests and will approve or reject the transaction accordingly.

As noted above, in the discussion on the independence of our directors, Ms. Zaimi is the Head of Global Fixed Income, Currencies and Commodities Sales at BAML, which provides credit and other commercial banking services to the Company. We are currently party to real estate loans and a revolving credit facility with BAML. The loans, which accrue interest at an annual rate of 4.85%, had an approximate aggregate balance (including accrued interest) of approximately $58.5 million as of March 27, 2019, the latest practicable date, and the largest aggregate amount of principal outstanding on the loans during the fiscal year ended December 31, 2018 was $158.2 million. In connection with the loans, we paid BAML approximately $142.5 million in principal repayments, $6.4 million in interest payments and $0.7 million in fees and charges during the fiscal year ended December 31, 2018. We also paid BAML approximately $2.7 million in fees in connection with foreign currency forward contracts and cross-currency swap during the fiscal year ended December 31, 2018. Over the last three fiscal years, we have made payments to BAML totaling approximately $265 million, of which approximately $31.7 million were fees and charges and interest payments on outstanding loans and $233.3 million were principal payments on outstanding loans. Ms. Zaimi was not a participant in any of the transactions that have been entered into between the Company and BAML. Ms. Zaimi will be recused from participating in any future transactions between the Company and BAML.

OTHER MATTERS

Stockholder Proposals

A stockholder who wishes to make a proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for our Annual Meeting of Stockholders that will be held in 2020 must submit such proposal to the Company no later than December 28, 2019; provided, however, that in the event the 2020 Annual Meeting is held more than 30 days prior to or after June 13, 2020, then the deadline to submit the proposal is a reasonable time before the Company begins to print and send its proxy materials.

In order for a stockholder to submit its own proposal to be considered at the 2019 Annual Meeting, other than pursuant to Rule 14a-8, such stockholder must submit the proposal to the Company not less than 90 days nor more than one hundred and 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then the deadline to submit the proposal will be no earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

In order to be valid, a stockholder’s proposal must set forth (a) as to each person whom the stockholder proposes to nominate for election as director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; (b) as to each matter the stockholder proposes to bring before the annual meeting and the beneficial owner, if any, on whose behalf the proposal is made, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder and the beneficial owner in such business; and (c) as to the stockholder giving the notice (i) the name and record address of the stockholder and the beneficial owner, (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder and the beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal or that has been entered into between or among the stockholder and/or the beneficial owner the intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or changes to the voting power of, the stockholder or beneficial owner, (iv) a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at the annual meeting and whether or not the stockholder or the beneficial owner intends to deliver a proxy statement or solicit proxies, and (v) any other information relating to the stockholder or beneficial owner required to be disclosed in a proxy statement or other filings required to be made in connection with the stockholder proposal in accordance with Section 14(a) of the Exchange Act.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual report or Notice of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of Proxy Materials addressed to those stockholders. A number of brokers with account holders who are our stockholders may “household” our proxy materials. In that event, only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report and this proxy statement or Notice of Internet Availability of Proxy Materials, please notify your broker and the Company by calling or sending a letter to the Secretary of the Company, c/o

Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212. The Company’s telephone number is (310) 887-6400. You can also obtain a copy at www.cstproxy.com/kennedywilson/2018. The Company will promptly deliver, without charge, an additional copy of any such proxy statement and annual report or Notice of Internet Availability upon request. Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify their broker or the Company in writing or orally at the above provided address or telephone number and request that the Company deliver a single copy of these materials.

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this proxy statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the SEC. For further information regarding us, we refer you to such reports and information which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is www.sec.gov.

Our corporate website is www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 26, 2019. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.

By Order of the Board of Directors,

Name: In Ku Lee
Senior Vice President, Deputy General Counsel and Secretary
April 26, 2019

APPENDIX A

CERTAIN DEFINITIONS AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We use certain non-GAAP measures to analyze our business, including adjusted EBITDA and adjusted net income. We use these metrics for evaluating the success of our company and believe that they enhance the understanding of our operating results.

“Adjusted EBITDA” represents net income before interest expense, our share of interest expense included in income from investments in unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, loss on early extinguishment of corporate debt and income taxes, share-based compensation expense for the Company and EBITDA attributable to noncontrolling interests. Please also see the reconciliation to GAAP below and also available at www.kennedywilson.com. Our management uses Adjusted EBITDA to analyze our business because it adjusts net income for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, Adjusted EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not remove all non-cash items (such as acquisition-related gains) or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

“Adjusted Fees” refers to Kennedy Wilson’s gross investment management, property services and research fees adjusted to include Kennedy Wilson’s share of fees eliminated in consolidation, Kennedy Wilson’s share of fees in unconsolidated service businesses and performance fees included in unconsolidated investments. Effective January 1, 2018, we adopted new GAAP guidance on revenue recognition and implemented a change in accounting principles related to performance allocations, which resulted in us now accounting for performance allocations (commonly referred to as “performance fees” or “carried interest”) under the GAAP guidance for equity method investments and presenting performance allocations as a component of income from unconsolidated investments. Our management uses Adjusted fees to analyze our investment management and real estate services business because the measure removes required eliminations under GAAP for properties in which the Company provides services but also has an ownership interest. These eliminations understate the economic value of the investment management, property services and research fees and makes the Company comparable to other real estate companies that provide investment management and real estate services but do not have an ownership interest in the properties they manage. Our management believes that adjusting GAAP fees to reflect these amounts eliminated in consolidation presents a more holistic measure of the scope of our investment management and real estate services business

“Adjusted Net Income” represents net income before depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, share-based compensation and net income attributable to noncontrolling interests, before depreciation and amortization. Please also see the reconciliation to GAAP below and also available at www.kennedywilson.com.

“Estimated annual NOI” is a property-level non-GAAP measure representing the estimated annual net operating income from each property as of the date shown, inclusive of rent abatements (if applicable). The calculation excludes depreciation and amortization expense, and does not capture the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures, tenant improvements, and leasing commissions necessary to maintain the operating performance of our properties. Any of the enumerated items above could have a material effect on the performance of our properties. Also, where specifically noted, for properties purchased in 2018, the NOI represents estimated Year 1 NOI from our original underwriting. Estimated year 1 NOI for properties purchased in 2018 may not be indicative of the actual results for those properties. Estimated annual NOI is not an indicator of the actual annual net operating income that the Company will or expects to realize in any period. Please also see the definition of “Net operating income” below. The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors.

“Equity partners” refers to non-wholly-owned subsidiaries that the Company consolidates in its financial statements under U.S. GAAP and third-party equity providers.

“Fee-Bearing Capital” represents total third-party committed or invested capital that we manage in our joint ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable.

“Net operating income” or “NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting operating expenses from operating revenues. Our management uses net operating income to assess and compare the performance of our properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of our properties resulting from our value-add initiatives or changing market conditions. Our management believes that net operating income reflects the core revenues and costs of operating our properties and is better suited to evaluate trends in occupancy and lease rates.

“Property NOI” or “Property-level NOI” is a non-GAAP measure calculated by deducting the Company’s pro-rata share of rental and hotel property expenses from the Company’s pro-rata rental and hotel revenues. Please also see the reconciliation to GAAP below and also available at www.kennedywilson.com

A reconciliation of net income to adjusted EBITDA is presented below:

(Dollars in Millions)	2018	2017	2016	2015	2014	2013	2012
Net Income	$212.1	$138.0	$76.5	$59.0	$90.1	$13.9	$6.7
Non-GAAP Adjustments:
Add back:
Interest expense - investments	161.0	145.6	137.4	108.8	46.3	11.8	2.5
Interest expense-corporate	77.2	72.1	54.2	46.9	57.1	39.9	26.1
Early extinguishment of corporate debt	-	-	-	1.0	27.3	-	-
Kennedy Wilson’s share of interest expense included in investment in unconsolidated investments	26.0	23.0	23.0	28.1	35.5	45.0	29.5
Depreciation and amortization	206.1	212.5	198.2	166.3	104.5	17.4	4.9
Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments	13.2	16.2	20.8	28.1	47.1	46.7	22.6
Provision for (benefit from) income taxes	(16.3)	(16.3)	14.0	53.4	32.4	2.9	(0.2)

Consolidated EBITDA	753.6	591.1	524.1	491.6	440.3	177.6	92.1
Share-based compensation	37.1	38.4	65.1	30.8	15.8	7.5	8.1
EBITDA attributable to noncontrolling interests	(78.0)	(173.8)	(239.3)	(151.2)	(138.3)	(26.0)	(2.8)

Adjusted EBITDA	$712.7	$455.7	$349.9	$371.2	$317.8	$159.1	$97.4

A reconciliation of net income to adjusted net income is presented below.

(Dollars in Millions; except per share data)	2018	2017	2016	2015	2014	2013	2012
Net Income	$212.1	$138.0	$76.5	$59.0	$90.1	$13.9	$6.7
Non-GAAP Adjustments:
Add back:
Depreciation and amortization	206.1	212.5	198.2	166.3	104.5	17.4	4.9
Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments	13.2	16.2	20.8	28.1	47.1	46.7	22.9
Share-based compensation	37.1	38.4	65.1	30.8	15.8	7.5	8.1

Consolidated Adjusted Net Income	468.5	405.1	360.6	284.2	257.5	85.5	42.3

Less:
Net income attributable to noncontrolling interests, before depreciation and amortization	(71.5)	(117.8)	(169.3)	(76.0)	(123.8)	(24.4)	(2.8)
One-time tax remeasurement	-	(44.8)	-	-	-	-	-

Adjusted Net Income	$397.0	$242.5	$191.3	$208.2	$133.7	$61.1	$39.5

A reconciliation of investment management, property services, and research fees to adjusted fees is presented below.

(Dollars in Millions; except per share data)	2018
Investment Management – Base	$14.1
Investment Management – Performance	36.6
Investment Management – Acquisition / Disposition	3.6
Property Services	16.9
Research	15.1

Adjusted Fees	$86.3

A reconciliation of net income to Property-Level NOI is presented below.

(Dollars in Millions; except per share data)	2018	2017
Net Income	$212.1	138.0
Less: (Provision for) benefit from income taxes	58.0	(16.3)
Less: Income from unconsolidated investments	(78.7)	(77.8)
Less: Gain on sale of real estate, net	(371.8)	(226.7)
Less: Gain on sale of business	(40.4)	—
Add: Acquisition-related expenses	1.7	4.4
Add: Interest expense	238.2	217.7
Less: Other (loss) income	(12.0)	(8.3)
Less: Sale of real estate	(56.8)	(111.5)
Less: Investment management, property services and research fees	(45.3)	(42.9)
Less: Loans and other income	(1.1)	(15.2)
Add: Rental expenses	—	—
Add: Hotel expenses	—	—
Add: Cost of real estate sold	52.5	80.2
Add: Commission and marketing	5.9	7.2
Add: Compensation and related	168.8	177.2
Add: General and administrative	50.8	42.2
Add: Depreciation and amortization	206.1	212.5
Less: NCI adjustments (1)	(19.7)	(138.7)
Add: Unconsolidated investment adjustments (2)	55.3	48.1

Property-Level NOI (KW Share)	$423.6	290.1

(1) Rental revenues and expenses and hotel revenues and expenses attributable to non-controlling interests.

(2) The Company’s share of unconsolidated investment rental revenues and rental expenses.

APPENDIX B

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN

THIS FIRST AMENDMENT TO KENNEDY-WILSON HOLDINGS, INC. SECOND AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN (this “First Amendment”) is made and adopted by the Board of Directors (the “Board”) of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), on April 25, 2019, effective as of the date of the Company’s 2019 annual meeting of stockholders, provided that it is approved by the Company’s stockholders on that date (the “Effective Date”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Kennedy-Wilson Holdings, Inc. Second Amended and Restated 2009 Equity Participation Plan (as amended from time to time, the “Plan”);

WHEREAS, pursuant to Article XV of the Plan, the Board may amend the Plan from time to time; provided that any such amendment to increase the number of shares of Common Stock subject to the Plan shall be subject to approval by the Company’s shareholders; and

WHEREAS, the Company desires to amend the Plan as set forth herein, including to increase the number of shares of Common Stock subject to the Plan by an additional three million three hundred thousand (3,300,000) shares of Common Stock as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth herein, effective as of the Effective Date:

AMENDMENT

1.	The last two sentences of Section 4.2 of the Plan are hereby deleted.

2.	Section 5.1 of the Plan is hereby amended and restated in its entirety as follows:

“Section 5.1    Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XIV, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed eighteen million two hundred forty-five thousand (18,245,000) shares (the “Share Limit”). Notwithstanding any provision in the Plan to the contrary, the maximum aggregate number of shares of Common Stock with respect to one or more Awards that may be granted to any one Employee during any calendar year shall be two million (2,000,000) shares (subject to adjustment in the same manner as provided in Article XIV with respect to shares of Common Stock subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with such Awards to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code, any shares subject to Awards that are canceled or Options or Stock Appreciation Rights that are repriced. In addition, the grant date fair value (determined as of the date of grant under applicable accounting standards) of Awards granted to any Director during any calendar year shall not exceed six hundred thousand dollars $600,000 (the “Director Limit”).”

3.	The last sentence of Section 5.4 of the Plan is hereby deleted.

4.	Effective as of the Effective Date, this First Amendment shall be and is hereby incorporated into and forms a part of the Plan.

5.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

(Remainder of page internationally left blank)

*         *         *

I hereby certify that the foregoing First Amendment was duly adopted by the Board of Directors of Kennedy-Wilson Holdings, Inc. on April 25, 2019.

Executed on this 25th day of April 2019.

By:	/s/ In Ku Lee
Name: In Ku Lee
Title: Senior VP, Deputy GC

I hereby certify that the foregoing First Amendment was duly approved by the stockholders of Kennedy-Wilson Holdings, Inc. on June 13, 2019.

Executed on this 13th day of June 2019.

By: _____________________________
Name: ________________________
Title: _________________________

APPENDIX C

CONFORMED COPY OF THE SECOND AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN

Kennedy-Wilson Holdings, Inc., a Delaware corporation, has adopted this Kennedy-Wilson Holdings, Inc. Second Amended and Restated 2009 Equity Participation Plan (the “Plan”), effective as of the Effective Date (as defined in Article III of the Plan). This Plan amends and restates in its entirety the Kennedy-Wilson Holdings, Inc. Amended and Restated 2009 Equity Participation Plan (the “Prior Plan”).

ARTICLE I

PURPOSE

The purpose of this Plan is to assist the Company in attracting, retaining and providing incentives to key management employees and non-employee directors of, and non-employee consultants to, the Company and its Affiliates, and to align the interests of such employees, non-employee directors and non-employee consultants with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Distribution Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Tandem Stock Appreciation Rights or any combination of the foregoing, as may be best suited to the circumstances of the particular Employee, Director or Consultant, as provided herein.

ARTICLE II

DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

“Affiliate” shall mean any corporation which, with respect to the Company, is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

“Award” shall mean, individually or collectively, a grant or sale pursuant to the Plan of any Distribution Equivalent Right, Option, Performance Share Award, Performance Unit Award, Restricted Stock Award, Restricted Stock Unit Award or Stock Appreciation Right.

“Award Agreement” shall mean a written agreement between the Company and the Holder setting forth the terms and conditions of an Award.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) if the Holder is a party to an employment or similar agreement with the Company or an Affiliate or an Award Agreement, in any case, which agreement defines “Cause” (or a similar term) therein, “Cause” shall have the same meaning as provided for in such agreement or (ii) for a Holder who is not a party to such an agreement or if such agreement does not define “Cause” (or a similar term), “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

“Change of Control” shall mean (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate or an Award Agreement, in any case, which agreement defines “Change of Control” (or a similar term) therein, “Change of Control” shall have the same meaning as provided for in such agreement or (ii) for a Holder who is not a party to such an agreement or if such agreement does not define “Change of Control” (or a similar term), “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions have been satisfied):

(a)        Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)        The closing of a merger, consolidation or other business combination (a “Business Combination”) other than any Business Combination in which holders of the Common Stock immediately prior to the Business Combination (I) own more than fifty percent (50%) of the total voting power of the corporation resulting from such Business Combination (or the direct or indirect parent corporation of such surviving corporation) and (II) have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination as immediately before;

(c)        The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;

(d)        The approval by the holders of shares of Common Stock of a plan of complete liquidation of the Company other than a liquidation of the Company into any subsidiary or a liquidation a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock of the surviving corporation immediately after such liquidation as immediately before; or

(e)        Within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraph (a), (b), (c) or (d) of this definition).

In addition, if a “Change of Control” constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in paragraph (a), (b), (c), (d) or (e) of this definition with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto and any regulations issued from time to time thereunder.

“Committee” shall mean a committee comprised of not less than three (3) members of the Board who are selected by the Board as provided in Section 4.1.

“Common Stock” shall mean the common stock, par value $.0001 per share, of the Company.

“Company” shall mean Kennedy-Wilson Holdings, Inc., a Delaware corporation, and any successor thereto.

“Consultant” shall mean any individual, non-Employee advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.

“Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

“Distribution Equivalent Right” shall mean an Award granted under Article XII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Common Stock distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of shares of Common Stock during the period the Holder held the Distribution Equivalent Right.

“Effective Date” shall have the meaning set forth in Article III of the Plan.

“Employee” shall mean any employee, including officers, of the Company or an Affiliate.

“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares or the share price of Common Stock and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of Common Stock shall mean, as determined consistent with the applicable requirements of Sections 409A and 422 of the Code, as of any specified date, (i) the closing sales price of a share of Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date) on the principal U.S. national securities exchange on which the Common Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Common Stock is not listed on any U.S. national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the final ask price of a share of Common Stock reported on the inter-dealer quotation system for such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of a share of Common Stock as determined by the Committee in its sole discretion. If the Common Stock is not quoted or listed as set forth above, Fair Market Value shall be determined by the Committee in good faith by any fair and reasonable means (which means, with respect to a particular Award grant, may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Common Stock shall be determined by the Committee in good faith by any fair and reasonable means, and consistent with the applicable requirements of Sections 409A and 422 of the Code.

“Family Member” shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

“Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, to the extent applicable.

“Incentive Stock Option” shall mean an Option which is intended by the Committee to constitute an “incentive stock option” under Section 422 of the Code.

“Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

“Non-Qualified Stock Option” shall mean an Option which is not an Incentive Stock Option.

“Option” shall mean an option to purchase shares of Common Stock granted under Article VII of the Plan, which may be an Incentive Stock Option or a Non-Qualified Stock Option.

“Performance Criteria” shall mean the criteria that the Committee selects for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.

“Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals or other business objectives shall be measured for purposes of determining a Holder’s right to, and the payment of, a Qualified Performance-Based Award.

“Performance Share Award” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) performance goals and/or objectives, shares of Common Stock are paid to the Holder.

“Performance Unit” shall mean a Unit awarded to a Holder pursuant to a Performance Unit Award.

“Performance Unit Award” shall mean an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) performance goals and/or objectives, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

“Plan” shall mean this Kennedy-Wilson Holdings, Inc. Second Amended and Restated 2009 Equity Participation Plan, as amended from time to time.

“Qualified Performance-Based Award” shall mean Awards intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

“Restricted Stock Award” shall mean an Award granted under Article VIII of the Plan of shares of Common Stock, the transferability of which by the Holder shall be subject to Restrictions.

“Restricted Stock Unit” shall mean a Unit awarded to a Holder pursuant to a Restricted Stock Unit Award.

“Restricted Stock Unit Award” shall mean an Award granted under Article IX of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a payment in cash or shares of Common Stock shall be made to the Holder, based on the number of Units awarded to the Holder.

“Restriction Period” shall mean the period of time for which shares of Common Stock subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Award Agreement.

“Restrictions” shall mean forfeiture, transfer and/or other restrictions applicable to shares of Common Stock awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Award Agreement.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

“Stock Appreciation Right” shall mean an Award granted under Article XIII of the Plan of a right, whether granted alone or in connection with a related Option, to receive a payment on the date of exercise.

“Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of which shall result in termination of the otherwise entitlement to purchase some or all of the shares of Common Stock under the related Option, all as set forth in Section 13.2.

“Ten Percent Stockholder” shall mean an Employee who, at the time an Incentive Stock Option is granted to him or her, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

“Total and Permanent Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, all as described in Section 22(e)(3) of the Code.

“Units” shall mean bookkeeping units, each of which represents (i) with respect to any Performance Unit Award, such monetary amount as shall be designated by the Committee in the applicable Award Agreement or (ii) with respect to any Restricted Stock Unit, one (1) share of Common Stock.

ARTICLE III

EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the date on which the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

ARTICLE IV

ADMINISTRATION

Section 4.1        Composition of Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. The Committee shall consist solely of three (3) or more Directors who are each (i) “outside directors” within the meaning of Section 162(m) of the Code (“Outside Directors”), (ii) “non-employee directors” within the meaning of Rule 16b-3 and (iii) “independent” for purposes of any applicable listing requirements (“Non-Employee Directors”); provided, however, that the Board or the Committee may delegate to a committee of one or more members of the Board who are not (x) Outside Directors, the authority to grant Awards to eligible persons who are not (A) then “covered employees” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such Award or (B) persons with respect to whom the Company wishes to comply with the requirements of Section 162(m) of the Code and/or (y) Non-Employee Directors, the authority to grant Awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award. In addition, to the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the principal U.S. national securities exchange on which the Common Stock is traded, the Committee may delegate to one or more executive officers or a committee of executive officers the right to grant, cancel or suspend Awards to Employees who are not directors or executive officers of the Company.

Section 4.2        Powers. Subject to the provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to determining which Employees, Directors or Consultants shall receive an Award, the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), what type of Award shall be granted, the term of an Award, the date or dates on which an Award vests (including any acceleration of vesting, subject to the limitations in this Section 4.2), the form of any payment to be made pursuant to an Award, the terms and conditions of an Award (including the forfeiture of the Award (and/or any financial gain) if the Holder of the Award violates any applicable restrictive covenant thereof), the Restrictions under a Restricted Stock Award and the number of shares of Common Stock which may be issued under an Award, all as applicable.

Section 4.3        Additional Powers. The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as the Committee determines are necessary and appropriate to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any

Award Agreement in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

Section 4.4        Committee Action. In the absence of specific rules to the contrary, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

ARTICLE V

STOCK SUBJECT TO PLAN AND LIMITATIONS THEREON

Section 5.1        Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XIV, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed eighteen million two hundred forty-five thousand (18,245,000) shares (the “Share Limit”). Notwithstanding any provision in the Plan to the contrary, the maximum aggregate number of shares of Common Stock with respect to one or more Awards that may be granted to any one Employee during any calendar year shall be two million (2,000,000) shares (subject to adjustment in the same manner as provided in Article XIV with respect to shares of Common Stock subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with such Awards to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code, any shares subject to Awards that are canceled or Options or Stock Appreciation Rights that are repriced. In addition, the grant date fair value (determined as of the date of grant under applicable accounting standards) of Awards granted to any Director during any calendar year shall not exceed six hundred thousand dollars $600,000 (the “Director Limit”).

Section 5.2        Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock, Common Stock purchased on the open market or Common Stock previously issued and outstanding and reacquired by the Company.

Section 5.3        Share Counting Provision. If any Shares subject to an Award are forfeited or expire or an Award is settled for cash (in whole or in part), the shares of Common Stock shall, to the extent of such forfeiture, expiration or cash settlement, again become available for future grants of Awards under the Plan and shall be added back to the Share Limit. Additionally, shares of Common Stock tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award (other than an Option or Stock Appreciation Right) shall again become available for future grants of Awards under the Plan and shall be added back to the Share Limit. Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall not be added back to the Share Reserve and shall not be available for future grants of Awards under the Plan: (i) shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iii) shares purchased on the open market with the cash proceeds from the exercise of Options. The payment of Distribution Equivalent Rights in cash shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 5.3, no shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

Section 5.4        Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, no Award Agreement shall provide for vesting of the Award thereunder earlier than the first (1st) anniversary of the applicable grant date (and, for the avoidance of doubt, with respect to any such Award subject to performance-based vesting, the applicable performance period may be no shorter than one (1) year); provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of no more than five percent (5%) of the shares of Common Stock reserved for issuance under the Plan pursuant to Section 5.1 above may be granted to any one or more Holders without respect to such minimum vesting requirements. For purposes of Awards granted to Directors, a vesting period will be deemed to be one (1) year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders.

ARTICLE VI

ELIGIBILITY FOR AWARDS; TERMINATION OF EMPLOYMENT, DIRECTOR STATUS OR CONSULTANT STATUS

Section 6.1        Eligibility. Awards made under the Plan may be granted solely to persons or entities who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-Qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Distribution Equivalent Right Award, a Performance Stock Award, a Performance Unit Award, a Stock Appreciation Right, a Tandem Stock Appreciation Right or any combination of the foregoing or, solely with respect to Awards granted to Employees, an Incentive Stock Option.

Section 6.2        Termination of Employment or Director Status. Except to the extent inconsistent with the terms of the applicable Award Agreement (in which case the terms of the applicable Award Agreement shall control), and/or the terms of the Holder’s employment or other service agreement with the Company or an Affiliate (in which case the terms of the applicable employment or service agreement shall control), the following terms and conditions shall apply with respect to the termination of a Holder’s employment with, or status as a Director of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death:

(a)        The Holder’s rights, if any, to exercise any then-exercisable Non-Qualified Stock Options and/or Stock Appreciation Rights shall terminate:

(1)        If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such termination of employment or after the date of such termination of Director status;

(2)        If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such termination of employment or Director status; or

(3)        If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Non-Qualified Stock Options and Stock Appreciation Rights.

(b)        The Holder’s rights, if any, to exercise any then-exercisable Incentive Stock Option Shall terminate:

(1)        If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, three (3) months after the date of such termination of employment;

(2)        If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such termination of employment; or

(3)        If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative shall forfeit any rights or interests in or with respect to any such Incentive Stock Options.

(c)        If a Holder’s employment with, or status as a Director of, the Company or an Affiliate, as applicable, terminates for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or Restricted Stock Units shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or Restricted Stock Units. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or on the date of such termination of employment or Director status, that all or a portion of any such Holder’s Restricted Stock and/or Restricted Stock Units shall not be so canceled and forfeited.

(d)        If the status of a Holder as a Consultant terminates for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or a Restricted Stock Unit Award, such Restricted Stock and/or Restricted Stock Units shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or Restricted Stock Units. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or on the date of such termination of such a Holder’s status as a Consultant, that all or a portion of any such Holder’s Restricted Stock and/or Restricted Stock Units shall not be so canceled and forfeited.

Section 6.3        Termination of Consultant Status. Except to the extent inconsistent with the terms of the applicable Award Agreement, the following terms and conditions shall apply with respect to the termination of a Holder’s status as a Consultant, for any reason:

(a)        The Holder’s rights, if any, to exercise any then exercisable Non-Qualified Stock Options and/or Stock Appreciation Rights shall terminate:

(1)        If such termination is for a reason other than the Holder’s death, ninety (90) days after the date of such termination; or

(2)        If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

(b)        If the status of a Holder as a Consultant terminates for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or a Restricted Stock Unit Award, such Restricted Stock and/or Restricted Stock Units shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or Restricted Stock Units. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or on the date of such termination of such a Holder’s status as a Consultant, that all or a portion of any such Holder’s Restricted Stock and/or Restricted Stock Units shall not be so canceled and forfeited.

Section 6.4        Termination for Cause. Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, should a Holder’s employment, Director status or engagement as a Consultant with or for the Company or an Affiliate be terminated by the Company or Affiliate for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such termination.

Section 6.5        Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Affiliates operate or have Employees, Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which such Employees, Directors or Consultants outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to such Employees, Directors or Consultants outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share Limit; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, any securities law or governing statute or any other applicable law.

ARTICLE VII

OPTIONS

Section 7.1        Option Term. The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant.

Section 7.2        Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as specified in the applicable Award Agreement.

Section 7.3        Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds one hundred thousand dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-Qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the exercise price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to the Option and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

Section 7.4        Option Agreement. Each Option shall be evidenced by an Award Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Award Agreement may provide for the payment of the Option exercise price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such exercise price, or such other forms or methods as the Committee may determine from time to time (including, with the consent of the Committee, by withholding shares of Common Stock otherwise issuable in connection with the exercise of the Option), in each case, subject to such rules and regulations as may be adopted by the Committee. Each Award Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2 and 6.3, as applicable, specify the effect of termination of the Holder’s status as an Employee, Director or Consultant on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, an Award Agreement may provide for a “cashless exercise” of the Option by establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan respecting all or a part of the shares of Common Stock to which he is entitled upon exercise pursuant to an extension of credit by the Company to the Holder of the Option price, subject to Section 16.4 of the Plan, (ii) the delivery of the shares of Common Stock from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2 and 6.3, as applicable, specify the effect of the termination of the Holder’s employment, Director status or Consultant status on the exercisability of the Option. An Option Agreement may also include provisions relating to (i) subject to the provisions hereof (including the limitations set forth in Section 4.2 above), accelerated vesting of Options, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine.

Section 7.5        Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such exercise price (i) shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted, and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The exercise price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Award Agreement. Separate stock certificates may be issued by the Company for those shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option and for those shares of Common Stock acquired pursuant to the exercise of a Non-Qualified Stock Option.

Section 7.6        Stockholder Rights and Privileges. The Holder of an Option shall not be entitled to any of the privileges and rights of a stockholder of the Company unless and until shares of Common Stock have been purchased under the Option and certificates of stock have been registered in the Holder’s name.

Section 7.7        Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock of the employing entity with the result that such employing entity becomes an Affiliate. Notwithstanding anything herein to the contrary, the exercise price per share of the shares of Common Stock subject to any such substitute Option may be less than the Fair Market Value of a share of Common Stock on the date of grant, subject to any applicable requirements of Section 424 and 409A of the Code.

Section 7.8        Prohibition Against Repricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XIV, the Committee shall not have the power or authority (A) to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or Stock Appreciation right, or (B) to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted when the exercise price of such Option or Stock Appreciation Right exceeds the Fair Market Value of the underlying shares of Common Stock.

ARTICLE VIII

RESTRICTED STOCK AWARDS

Section 8.1        Restriction Period to be Established by Committee. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.

Section 8.2        Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall, unless otherwise determined by the Committee, be issued in book entry form on the books and records as kept by the Company’s transfer agent and registered in the name of the Holder of such Restricted Stock Award. If provided for under the applicable Award Agreement, the Holder shall have the right to vote Common Stock subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Common Stock (subject to Section 16.1 below), except that (i) the Holder shall not be entitled to delivery of a stock certificate until the Restriction Period shall have expired, (ii) if a stock certificate is prepared before the expiration of the Restriction Period, the Company shall retain custody of the stock certificate during the Restriction Period (with a stock power endorsed by the Holder in blank), (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Common Stock during the Restriction Period and (iv) a breach of the terms and conditions established by the Committee pursuant to the applicable Award Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of grant of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards including, but not limited to, rules pertaining to the effect of termination of status as an Employee, Director or Consultant prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2 and 6.3, as applicable, be set forth in an Award Agreement made in conjunction with the Award. Such Award Agreement may also include provisions relating to (i) subject to the provisions hereof (including the limitations set forth in Section 4.2 hereof), accelerated vesting of Awards, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine.

Section 8.3        Payment for Restricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Common Stock received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

Section 8.4        Restricted Stock Award Agreements. At the time any Restricted Stock Award is made under this Article VIII, the Company and the Holder shall enter into an Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

ARTICLE IX

RESTRICTED STOCK UNIT AWARDS

Section 9.1        Terms and Conditions. The Committee shall set forth in the applicable Award Agreement the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to payment pursuant to Section 9.2 and the number of Units awarded to the Holder. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards, including, but not limited to, rules pertaining to the effect of termination of status as an Employee, Director or Consultant prior to expiration of the applicable vesting period.

Section 9.2        Payments. The Holder of a Restricted Stock Unit Award shall be entitled to receive a cash payment equal to the Fair Market Value of a share of Common Stock, or one (1) share of Common Stock, as determined in the sole discretion of the Committee and as set forth in the applicable Award Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement(s). Except as otherwise determined by the Committee and set forth in the applicable Award Agreement, and subject to compliance with Section 409A of the Code (if applicable), such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month of the calendar year immediately following the end of the calendar year in which the Restricted Stock Unit first becomes vested.

ARTICLE X

PERFORMANCE UNIT AWARDS

Section 10.1        Terms and Conditions. The Committee shall set forth in the applicable Award Agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 10.2, the number of Units awarded to the Holder and the dollar value assigned to each such Unit. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions, including, but not limited to, rules pertaining to the effect of termination of status as an Employee, Director or Consultant prior to expiration of the applicable performance period.

Section 10.2        Payments. The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Award Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Award Agreement) the performance goals and objectives set forth in such Award Agreement. The Award Agreement may provide that, depending on the degree of performance achieved, different amounts of Performance Units, or no Performance Units, may be awarded. Except as otherwise determined by the Committee and set forth in the respective Award Agreement, and subject to compliance with Section 409A of the Code (if applicable), if achieved, such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month of the calendar year immediately following the end of the Company’s fiscal year to which such performance goals and objectives relate.

ARTICLE XI

PERFORMANCE SHARE AWARDS

Section 11.1        Terms and Conditions. The Committee shall set forth in the applicable Award Agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of shares of Common Stock pursuant to such Holder’s Performance Share Award and the number of shares of Common Stock subject to such Performance Share Award. Except as otherwise determined by the Committee and set forth in the respective Award Agreement, and subject to compliance with Section 409A of the Code (if applicable), if such goals and objectives are achieved, the distribution of such Common Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month of the calendar year immediately following the end of the Company’s fiscal year to which such goals and objectives relate. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Share Awards, including, but not limited to, rules pertaining to the effect of termination of the Holder’s status as an Employee, Director or Consultant prior to the expiration of the applicable performance period.

Section 11.2        Stockholder Rights and Privileges. The Holder of a Performance Share Award shall have no rights as a stockholder of the Company until such time, if any, as the Holder actually receives shares of Common Stock pursuant to the Performance Share Award.

ARTICLE XII

DISTRIBUTION EQUIVALENT RIGHTS

Section 12.1        Terms and Conditions. The Committee shall set forth in the applicable Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional shares of Common Stock or is to be entitled to choose among such alternatives (subject to the limitations set forth in Section 16.1 below). Except as otherwise determined by the Committee and set forth in the respective Award Agreement, and subject to compliance with Section 409A of the Code (if applicable), if such Award becomes vested, the distribution of such cash or shares of Common Stock shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month of the calendar year immediately following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights may be settled in cash or in shares of Common Stock, as set forth in the applicable Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award, whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award. Notwithstanding the foregoing, no Distribution Equivalent Rights Awards shall be payable with respect to Options or Stock Appreciation Rights.

Section 12.2        Interest Equivalents. The Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash, at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder. Except as otherwise determined by the Committee and set forth in the respective Award Agreement, and subject to compliance with Section 409A of the Code (if applicable), such settlement shall occur in no event later than by the fifteenth (15th) day of the third (3rd) calendar month of the calendar year immediately following the end of the Company’s fiscal year in which such interest was credited.

ARTICLE XIII

STOCK APPRECIATION RIGHTS

Section 13.1        Terms and Conditions. The Committee shall set forth in the applicable Award Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the “Base Value”) for the Stock Appreciation Right which, for purposes of a Stock Appreciation which is not a Tandem Stock Appreciation Right, shall be not less than the Fair Market Value of a share of the Common Stock on the date of grant of the Stock Appreciation Right, (ii) the number of shares of Common Stock subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of shares of Common Stock having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(a)        The excess of (i) the Fair Market Value of a share of the Common Stock on the date of exercise, over (ii) the Base Value, multiplied by;

(b)        The number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

Section 13.2        Tandem Stock Appreciation Rights. If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right must be granted at the same time as the related Option, and the following special rules shall apply:

(a)        The Base Value shall be equal to or greater than the per share exercise price under the related Option;

(b)        The Tandem Stock Appreciation Right may be exercised for all or part of the shares of Common Stock which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a share of Common Stock is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be cancelled);

(c)        The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;

(d)        The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the per share exercise price under the related Option and the Fair Market Value of the shares of Common Stock subject to the related Option at the time the Tandem Stock Appreciation Right is exercised, multiplied by the number of shares of Common Stock with respect to which the Tandem Stock Appreciation Right is exercised; and

(e)        The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of a share of Common Stock subject to the related Option exceeds the per share exercise price of the related Option.

ARTICLE XIV

RECAPITALIZATION OR REORGANIZATION

Section 14.1        Adjustments to Common Stock. The shares with respect to which Awards may be granted under the Plan are shares of Common Stock as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of shares of Common Stock underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price or exercise price, as applicable, per share of the Common Stock shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price or exercise price, as applicable, per share of the Common Stock shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XIV, (x) any adjustment made with respect to an Award which is an Incentive Stock Option shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) no action shall be taken under this Section 14.1 which shall cause an Award to fail to comply with Section 409A of the Code, to the extent applicable to such Award. In connection with the occurrence of any Equity Restructuring, the number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted, and such adjustments shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

Section 14.2        Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of shares of Common Stock then covered by such Award, the number and class of shares of stock or other securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.

Section 14.3        Other Events. In the event of any Change in Control or any other changes to the outstanding Common Stock by reason of extraordinary cash dividend, reorganization, mergers, consolidations, combinations, split-ups, spin-offs, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XIV, the Board, in its sole discretion, in such manner as the Board deems equitable or appropriate taking into consideration the accounting and tax consequences, either by the terms of the Award or by action taken prior to the occurrence of such event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions:

(a)        To provide for either (i) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.3 the Board determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (ii) the replacement of such Award with other rights or property selected by the Board in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(b)        To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)        To make adjustments in the number and type of shares of the Common Stock (or other securities or property) subject to outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(d)        To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement (but subject to the limitations set forth in Section 4.2 of the Plan); and

(e)        To provide that the Award cannot vest, be exercised or become payable after such event.

In the event of any adjustment pursuant to Sections 14.1, 14.2 or this Section 14.3, the aggregate number of shares available under the Plan under Section 5.1 (including the Code Section 162(m) limit and the Director Limit set forth therein) shall be appropriately adjusted by the Board, the determination of which shall be conclusive.

Section 14.4        Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

Section 14.5        No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

ARTICLE XV

AMENDMENT AND TERMINATION OF PLAN

Unless sooner terminated pursuant to this Article XV, the Plan will expire on, and no Award may be granted pursuant to the Plan, after the tenth (10) anniversary of the date on which the Plan is adopted by the Board (but Awards that are outstanding on such date will remain in effect in accordance with the terms of the Plan and applicable Award Agreement(s)). The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of shareholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to Holders, (ii) except as otherwise expressly provided in Article XIV, increase the number of shares of Common Stock subject to the Plan or the individual Award limits specified in Article V, (iii) materially modify the requirements for participation in the Plan or (iv) amend, modify or suspend Section 7.8 (repricing prohibitions) or this Article XV. In addition, no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code).

ARTICLE XVI

MISCELLANEOUS

Section 16.1        Dividends and Distribution Equivalent Right Payments on Unvested Awards. Notwithstanding anything herein to the contrary, dividends or Distribution Equivalent Rights payable with respect to an unvested Award (or portion thereof) may only be paid out to the Holder to the extent that the applicable vesting conditions are subsequently satisfied and the

Award vests, and any dividends or Distribution Equivalent Rights with respect to any portion of an Award that does not become vested shall be forfeited.

Section 16.2        No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

Section 16.3        No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

Section 16.4        Other Laws; No Fractional Shares; Withholding. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue shares of Common Stock in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Notwithstanding any provision of the Plan to the contrary, including, but not limited to, Section 7.4 hereof, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or shares of Common Stock issuable thereunder) (i) that shall lapse because of such postponement or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of shares of Common Stock, no shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Common Stock (including Common Stock issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld. The number of shares of Common Stock which may be so tendered shall be limited to the number of shares of Common Stock which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

Section 16.5        No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

Section 16.6        Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution or (ii) except for an Incentive Stock Option, by gift to any Family Member of the Holder. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 16.4 hereof. Notwithstanding the foregoing, except for Awards which are Incentive Stock Options, Awards may be transferred pursuant to the terms of any valid separation agreement or divorce decree.

Section 16.7        Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

Section 16.8        Rule 16b-3. It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-73, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

Section 16.9        Section 162(m). It is intended that the Plan shall comply fully with and meet all the requirements of Section 162(m) of the Code so that Awards hereunder which are made to Holders who are “covered employees” (as defined in Section 162(m) of the Code) shall constitute “performance-based” compensation within the meaning of Section 162(m) of the Code. Any Performance Goal(s) applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based” compensation under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established. The Performance Criteria to be utilized under the Plan to establish Performance Goals shall consist of objective tests based on one or more of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares of Common Stock or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; expense levels; working capital levels, including cash, inventory and accounts receivable; operating margins, gross margins or cash margin; year-end cash; debt reduction; stockholder equity; operating efficiencies; strategic partnerships or transactions; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital; assets under management; or financing and other capital raising transactions (including sales of the Company’s equity or debt securities; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions). Performance Goals may be established on a Company-wide basis or with respect to one or more Company business units, divisions, subsidiaries or individuals; and measured either quarterly, annually or over a period of years, in absolute terms, relative to a pre-established target, to the performance of one or more similarly situated companies, or to the performance of an index covering a peer group of companies, in each case as specified by the Committee. When establishing Performance Goals for the applicable Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent annual report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act. Holders who are “covered employees” (as defined in Section 162(m) of the Code) shall be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) of the Code as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m) of the Code. The Committee may postpone the exercising of Awards, the issuance or delivery of Common Stock under any Award or any action permitted under the Plan to prevent the Company or any subsidiary from being denied a federal income tax deduction with respect to any Award other than an Incentive Stock Option, provided that such deferral satisfies the requirements of Section 409A of the Code. For purposes of the requirements of Treasury Regulation Section 1.162-27(e)(4)(i), the maximum aggregate amount that may be paid in cash to any Employee during any calendar year with respect to one or more Awards payable in cash shall be ten million dollars ($10,000,000).

Section 16.10        Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

Section 16.11        Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

Section 16.12        Other Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

Section 16.13        Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

Section 16.14        Governing Law. Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

Section 16.15        Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

Section 16.16        No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award.

Section 16.17        Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

Section 16.18        Terms of Award Agreements. Each Award shall be evidenced by an Award Agreement. The terms of Awards granted under the Plan, and of the Award Agreements utilized under the Plan, need not be the same.

Section 16.19        Compensation Recovery. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any compensation recovery policy implemented by the Company, including, without limitation, any compensation recovery policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such compensation recovery policy (whether or not such compensation recovery policy was in place at the time of grant of an Award) and/or in the applicable Award Agreement.

KENNEDY-WILSON HOLDINGS, INC.

151 S. El Camino Drive

Beverly Hills, California 90212

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William McMorrow and Justin Enbody, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of common stock of Kennedy-Wilson Holdings, Inc. (the “Company”) held of record by the undersigned as of the close of business on April 24, 2019 at the Annual Meeting of Stockholders to be held at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California on June 13, 2019 at 9:00 a.m., Pacific Time or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

The Board recommends a vote FOR each of the proposals. If any other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the judgment of the proxy holder(s).

This proxy will be voted as specified on the reverse side. If no specification is made, this proxy will be voted in favor of proposals 1, 2, 3 and 4.

To obtain directions to attend the Annual Meeting and vote in person, please contact Daven Bhavsar at (310) 887-3431.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on June 13, 2019

Our Annual Report to Stockholders and the Proxy Statement

Are Available at https://www.cstproxy.com/kennedywilson/2019

(Continued and To Be Signed on the Reverse Side.)

ANNUAL MEETING OF STOCKHOLDERS OF

KENNEDY-WILSON HOLDINGS, INC.

June 13, 2019

Please sign, date and mail

your proxy card in the envelope provided as soon as possible.

*Please detach along perforated line and mail in the envelope provided*

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR

NOMINEES, AND A VOTE “FOR” PROPOSALS NO. 2, 3 and 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN

THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS

Trevor Bowen	For ☐	Against ☐	Abstain ☐

Cathy Hendrickson	For ☐	Against ☐	Abstain ☐

John Taylor	For ☐	Against ☐	Abstain ☐

Stanley Zax	For ☐	Against ☐	Abstain ☐

2. PROPOSAL NO. 2

To approve an amendment to the Company’s Second Amended and Restated Kennedy -Wilson Holdings, Inc. 2009 Equity Participation Plan to, among other things, increase the number of shares of the Company’s common stock that may be issued thereunder by an additional 3.3. million shares	For ☐	Against ☐	Abstain ☐

3. PROPOSAL NO. 3

To vote on an advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.	For ☐	Against ☐	Abstain ☐

4. PROPOSAL NO. 4

To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2019 fiscal year.	For ☐	Against ☐	Abstain ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder:                         Date:                           Signature of Stockholder:                               Date:

NOTE:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving the full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.